[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.39

Research and Development Collaboration and License Agreement

Between

Glaxo Group Limited

and

Dynavax Technologies Corporation

RESEARCH AND DEVELOPMENT COLLABORATION

AND LICENSE AGREEMENT

This RESEARCH AND DEVELOPMENT COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into and made effective as of the 15th day of December, 2008 (the “Effective Date”) by and between Dynavax Technologies Corporation, a Delaware corporation having its principal place of business at 2929 Seventh Street, Suite 100, Berkeley, CA 94710 (“Dynavax”), and Glaxo Group Limited, a company existing under the laws of England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN, England (“GSK”).  Dynavax and GSK are each referred to herein by name or as a “Party” or, collectively, as “Parties.”

RECITALS

Whereas, Dynavax possesses proprietary technology and know-how related to the discovery, identification, synthesis and development of oligonucleotides as drug candidates;

Whereas, GSK possesses expertise in the research, development, manufacturing and commercialization of human pharmaceuticals, and GSK is interested in developing such oligonucleotides as drug products;

Whereas, GSK desires to engage in a collaborative effort with Dynavax pursuant to which Dynavax will carry out up to three (3) different research and development programs to discover and develop oligonucleotides as inhibitors of certain toll-like receptors (or combinations thereof), and pursuant to which GSK will have certain options, exercisable at GSK’s sole discretion, to further develop and commercialize such oligonucleotides for any and all uses in the Territory (as defined below), all on the terms and conditions set forth herein.

Now, therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth in this Article 1 unless context dictates otherwise:

1.1 “Acceptance” means with respect to an NDA or MAA filed for a Product, (a) in the United States, the receipt by GSK or its Affiliate or Sublicensee of written notice from the FDA in accordance with 21 CFR 314.101(a)(2) that such NDA is officially “filed”, (b) in the European Union, receipt by GSK or its Affiliate or Sublicensee of written notice of acceptance by the EMEA of such MAA for filing under the centralized European procedure in accordance with any feedback received from European Regulatory Authorities; provided, that if the centralized filing procedure is not used, then Acceptance shall be determined upon the acceptance of such MAA by the applicable Regulatory Authority in the third Major Country in the EU, and (c) in Japan, receipt by GSK or its Affiliate or Sublicensee of written notice of acceptance of filing of such MAA from the MHLW.

1.2 “Affiliate” means any Person, whether de jure or de facto, which, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date.  A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person.

1.3 “Alliance Manager” has the meaning assigned to such term in Section 3.2.

1.4 “Annual Net Sales” means total Net Sales in the Territory in a particular Calendar Year.

1.5 “Arbitration Request” has the meaning assigned to such term in Section 13.2.

1.6 [ * ] means that certain [ * ], as amended from time to time.

1.7 “Back-up Compound” means, with respect to a lead Compound in a Dynavax Program, a Compound in such Dynavax Program that (i) may or may not be a [ * ] to such lead Compound, (ii) has been or is expected to be advanced to the [ * ] stage by Dynavax, (iii) is expected to reasonably address [ * ] associated with such lead Compound, and (iv) is not a [ * ].

1.8 “Breaching Party” has the meaning assigned to such term in Section 12.2.1.

1.9 “Business Day” means a day on which banking institutions in New York, New York, United States, and London, England are open for business, excluding any Saturday or Sunday.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.10 “Calendar Day” means any day, including a Saturday, Sunday, Business Day or public or company holiday.

1.11 “Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.12 “Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

1.13 “cGMP” means all applicable standards relating to manufacturing practicves for fine chemicals, intermediates, bulk products or Products, including (i) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 CFR Parts 210 and 211 and The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products, as each may be amended from time to time or (ii) standards promulgated by any governmental body having jurisdiction over the manufacture of a Compound, in the form of laws or regulations.

1.14 “Chairperson” has the meaning assigned to such term in Section 3.1.1.

1.15 “Change of Control Event” has the meaning assigned to such term in Section 13.4.

1.16 “Claims” has the meaning assigned to such term in Section 11.1.

1.17 “Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, [ * ] or Proof of Concept Study.

1.18 “Co-Development Costs” means, with respect to a GSK Product, the sum of the following costs to the extent incurred after the exercise by GSK of an Option with respect to the GSK Development Program containing such GSK Product:

1.18.1 All direct internal and external Research and Development costs incurred by or on behalf of GSK or its Affiliates or Sublicensees or Dynavax and/or their respective Affiliates during such period in the conduct of the GSK Development Program  (including but not limited to both Clinical Trials and any non-clinical activities or studies) that are required by a Regulatory Authority to support and obtain Regulatory Approval for such GSK Product in the U.S. (collectively, the “Co-Development Studies”), and for product material, comparator drug and placebo used in the Co-Development Studies.

1.18.2 Allocable overhead as included [ * ], for [ * ] costs described in Section 1.18.1, to the extent [ * ] described in Section 1.18.1, where allocable overhead shall mean costs incurred by GSK or its Affiliates or Sublicensees or Dynavax or its Affiliates that are attributable to the costs of [ * ] or such other generally accepted methods, in all cases as applied by the Party in accordance with its accounting standards on a consistent basis.  Without limitation, allocable overhead shall not include the costs of [ * ], including, by way of example, [ * ].

Such costs as described in Section 1.18.1 and 1.18.2 shall be determined in accordance with applicable Generally Accepted Accounting Principles (GAAP) and in accordance with the Party’s accounting standards applied on a consistent basis.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.19 “Co-Development Option” has the meaning assigned to such term in Section 5.5.1(a).

1.20 “Collaboration IP” means the Collaboration Know-How and the Collaboration Patents.

1.21 “Collaboration Know-How” means any Information pertaining to a Compound that is discovered, developed, invented or created solely by a Party or jointly by both Parties, or their respective agents, contractors, or Affiliates, during the Research Term and pursuant to a Dynavax Program, but prior to the earlier of GSK’s exercise of the Option or expiration of the Option with respect to such Dynavax Program.

1.22 “Collaboration Patent” means any Patent that claims or covers Collaboration Know-How that is not specifically disclosed, included, claimed or covered in the Dynavax Compound IP or the GSK Development IP.

1.23 “Commercially Reasonable Efforts” means the following: (a) with respect to Dynavax, such efforts that are consistent with the efforts and resources normally used by [ * ] in the exercise of its reasonable business discretion relating to the research,  development and commercial progression of a potential pharmaceutical product owned by it or to which it has exclusive rights, with similar product characteristics as the relevant Compound or Product, which is of similar market potential at a similar stage in its development or product life as the relevant Compound or Product, taking into account issues of patent coverage, safety and efficacy, product profile, competitiveness of the marketplace, proprietary position, [ * ], and profitability (including pricing and reimbursement status achieved or likely to be achieved); and (b) with respect to GSK, such efforts that are consistent with the efforts and resources normally used by [ * ] in the exerc ise of its reasonable business discretion relating to the development and commercialization of a prescription pharmaceutical product or over-the-counter product as appropriate owned by it or to which it has exclusive rights, with similar product characteristics as the relevant Compound or Product, which is of similar market potential at a similar stage in its development or product life as the relevant Compound or Product, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position, [ * ] and profitability (including pricing and reimbursement status achieved or likely to be achieved).

1.24 “Competitive Infringement” has the meaning assigned to such term in Section 8.5.1.

1.25 “Compound” means each compound comprising an oligonucleotide-based immunoregulatory sequence (“IRS”) that inhibits ([ * ] unless otherwise mutually agreed by the JSC without escalation pursuant to Section 3.1.4) in a [ * ] (such [ * ] to be mutually agreed by the Parties through the JSC) for [ * ] or [ * ], as applicable for that Program, and all derivatives and improvements of such compound, (a) that are existing as of the Effective Date or (b) that are Researched and/or Developed by Dynavax under a Dynavax Program or (c) as identified, further modified, optimized or otherwise Researched or Developed by GSK under a GSK Development Program.  In particular, for the TLR 7/9 directed compounds, the oligonucleotide-based IRS must have [ * ] unless otherwise mutually agreed by the JSC without escalation pursuant to Section 3.1.4.  For those Programs involving [ * ], the JSC may establish criteria by mutual agreement for [ * ] of a Compound with respect to [ * ] TLR in such Program.  For clarity, nothing in this Section 1.25 or elsewhere in this Agreement shall require Dynavax to measure the [ * ].

1.26 “Confidential Information” has the meaning assigned to such term in Section 9.1.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.27 “Control,” “Controls,” “Controlled” or “Controlling” means, with respect to any intellectual property, possession of the ability to grant the licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangement with any Third Party.  A Party shall be deemed to Control Collaboration IP to the extent of its individual or joint interest therein, as applicable.

1.28 “Co-Promotion Agreement” has the meaning assigned to such term in Section 5.5.2(a).

1.29 “Develop” or “Development” means pre-clinical and clinical drug development activities relating to the development of Compounds, Products and/or processes and submission of information to a Regulatory Authority for the purpose of obtaining Regulatory Approval of a product, and activities to develop manufacturing capabilities for products.  Development includes, but is not limited to, pre-clinical activities, pharmacology studies, toxicology studies, formulation, manufacturing process development and scale-up (including bulk compound production), manufacturing Compound or Product for Clinical Trials, quality assurance and quality control, technical support, pharmacokinetic studies, clinical studies and regulatory affairs activities.

1.30 “Development Plan” has the meaning assigned to such term in Section 2.2.

1.31 “Disclosing Party” has the meaning assigned to such term in Section 9.1.

1.32 “Dollars” or “$” means the legal tender of the U.S.

1.33 “Dynavax Compound IP” means Dynavax’s and its Affiliates’ interest in any: (a) Patents in the Territory that claim or cover the composition of matter or any method of making, use or sale of a Compound in the Field; and (b) Information that [ * ] for the making, use or sale of a Compound in the Field, in each case to the extent such Patents or Information are Controlled by Dynavax or its Affiliates (i) on the [ * ], or (ii) thereafter [ * ] for any Patents which claim priority to any Patent filed during the Research Term.  The Dynavax Compound IP excludes the Collaboration IP.

1.34 “Dynavax Compound Patents” means Patents in the Dynavax Compound IP.

1.35 “Dynavax Development Program” means a Dynavax Program for which GSK fails to exercise its Option before expiration or GSK declines its Option, a Dynavax Program that is terminated by the JSC or GSK, or a terminated GSK Development Program containing Compounds and Products that Dynavax elects to further Develop and commercialize.

1.36 “Dynavax Product” means a Product Developed and commercialized by Dynavax under a Dynavax Development Program.

1.37 “Dynavax Program” means Dynavax’s Research and Development of Compounds through to either the [ * ] or completion of a [ * ] or Proof of Concept Study, as applicable.  For clarity, there will be a maximum of [ * ] potential Dynavax Programs under this Agreement, which shall be the TLR 7/9 Program [ * ], each of which is subject to the relevant diligence provisions and milestones as if separate programs hereunder) and up to two (2) additional Dynavax Programs as identified pursuant to Section 2.5.

1.38 “EMEA” means the European Medicines Evaluation Agency, and any successor entity thereto.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.39 “European Commission” means the executive body of the European Union that has legal authority to grant marketing authorization approvals for pharmaceutical products in the European Union following scientific evaluation and recommendation from the EMEA or other applicable Regulatory Authorities.

1.40 “European Union” or “EU” means all countries that are officially recognized as member states of the European Union at any particular time during the Term.

1.41 “Exclusively Licensed IP” means, with respect to each Compound in a Dynavax Program for which GSK exercises the Option and receives rights upon exercise pursuant to Section 4.1, (a) Information in the Dynavax Compound IP and Dynavax’s and its Affiliates’ interest in the Collaboration Know-How, in each case that [ * ] for the making, use or sale of such Compound [ * ], and (b) Dynavax Compound Patents and Dynavax’s and its Affiliates’ interest in the Collaboration Patents, in each case that claims or covers the [ * ] of such Compound.

1.42 “Executive Officers” has the meaning assigned to such term in Section 3.1.4.

1.43 “FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

1.44 “Field” means [ * ] the treatment, palliation, prevention and/or diagnosis of [ * ].

1.45 “First Commercial Sale” means, with respect to each Product, the first sale for which revenue has been recognized by GSK or Dynavax or their respective Affiliate or Sublicensees for use or consumption by the general public of such Product in any country in the Territory after all required Regulatory Approvals (including, where applicable, pricing and reimbursement approval which is acceptable to GSK or Dynavax, as applicable depending upon which Party is going to be selling Product) have been granted, or such sale is otherwise permitted, by the Regulatory Authority in such country, provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee unless the Affiliate or Sublicensee is the last entity in the distribution chain of the Product, (b) any use of such Product in Clinical Trials, preclinical activities or other Research or Development activities, or disposal or transfer of Products for a bona fide charitable purpose, (c) compassionate use, (d) so called “treatment IND sales” and “named patient sales,” and (e) use under the ATU system in France or other equivalent systems.

1.46 “[ * ]” means a Compound in Development in the [ * ] that (a) is or is reasonably expected to be [ * ] and (b) has [ * ].

1.47 “[ * ]” means the Research and Development, within the [ * ], of [ * ] to Compounds in the [ * ].

1.48 “FTC” has the meaning assigned to such term in Section 4.1.5.

1.49 “FTE” means a full-time individual’s work time dedicated by Dynavax to the Dynavax Programs or by GSK to the GSK Development Programs, or in the case of less than a full-time dedicated individual, a full-time equivalent person year, based upon a total of [ * ] hours per year of Research, Development, manufacturing and commercialization work on or directly related to the Dynavax Programs or GSK Development Programs.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.50 “Generic Product” has the meaning assigned to such term in Section 6.4.2(b).

1.51 “GSK Development Compound” means any Compound, including Back-up Compounds, within a Dynavax Program that has become a GSK Development Program upon GSK’s exercise of the Option.

1.52 “GSK Development IP” means any (a) Patents that claim or cover the composition of matter of a GSK Development Compound or GSK Product or the making, use, sale, [ * ] of a GSK Development Compound or GSK Product; and (b) any Information that [ * ] of a GSK Development Compound or GSK Product [ * ], in each case to the extent such Patents or Information are Controlled by GSK or its Affiliates, but excluding any Collaboration IP and any Dynavax Compound IP or Exclusively Licensed IP.

1.53 “GSK Development Patent” has the meaning assigned to such term in Section 8.2.2.

1.54 “GSK Development Plan and Budget” has the meaning assigned to such term in Section 5.5.1(a).

1.55 “GSK Development Program” means a Dynavax Program for which GSK exercises its Option and that has not been terminated by GSK.

1.56 “GSK Product” means a Product Developed and commercialized by GSK or its Affiliate or Sublicensee under a GSK Development Program.

1.57 “HSR” has the meaning assigned to such term in Section 4.1.5.

1.58 “IND” means an investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. (such as a clinical trial application in the European Union).

1.59 “Indemnitee” has the meaning assigned to such term in Section 11.3.

1.60 “Information” means all tangible and intangible (a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results, and Research or Development data, reports and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and manufacturing process information, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.  As used in this Section 1.60, “clinical test data” shall be deemed to include all information related to the clinical or pre-clinical testing of a Compound or Product, including without limitation patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

1.61 “Joint Steering Committee” or “JSC” has the meaning assigned to such term in Section 3.1.

1.62 “Know-How Royalty” has the meaning assigned to such term in Section 6.4.2(a).

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.63 “[ * ]” means the research and development of [ * ], as of the Effective Date, in the TLR 7/9 Program and its Back-up Compounds.

1.64 “Losses” has the meaning assigned to such term in Section 11.1.

1.65 “Major EU Country” means any of the [ * ].

1.66 “MAA” means a regulatory application filed with the EMEA or MHLW seeking Regulatory Approval of a Product, and all amendments and supplements thereto filed with the EMEA or MHLW.

1.67 “Materials” has the meaning assigned to such term in Section 2.10.

1.68 “MHLW” means the Ministry of Health, Labour and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency (the “PMDA,” formerly known as IYAKUHIN SOGO KIKO), or any successor to either of them, as the case may be.

1.69 “NDA” means a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq. or its successor regulation) and all amendments and supplements thereto filed with the FDA.

1.70 “Net Sales” means, with respect to any Product, the gross invoiced sales price of such Product sold by GSK or Dynavax or their respective Affiliates or Sublicensees (the “Selling Party”) in finished product form, packaged and labeled for sale, under this Agreement in arm’s length sales to Third Parties, less deductions allowed to the Third Party customer by the Selling Party and actually incurred, allowed, paid, accrued or specifically allocated as reported by the Selling Party in its financial statements in accordance with the International Financial Reporting Standards (“IFRS”) for GSK (or any other Selling Party which accounts in accordance with IFRS) or US (as appropriate) Generally Accepted Accounting Principles for Dynavax (or any other Selling Party which accounts in accordance with US or UK (as appropriate) Generally Accepted Accounting Principles), applied on a consistent basis, for:

1.70.1 customary and reasonable trade, quantity, and cash discounts and wholesaler allowances; provided that, in the case of pharmacy incentive research programs, hospital performance incentive research program chargebacks, disease management research programs, similar research programs or discounts and wholesaler allowances on “bundles” of products, all discounts, wholesaler allowances and the like shall be [ * ];

1.70.2 customary and reasonable credits, rebates and chargebacks (including those to managed-care entities and government agencies), and allowances or credits to customers on account of rejection or returns (including, but not limited to, wholesaler and retailer returns) or on account of retroactive price reductions affecting such Product;

1.70.3 freight, postage and duties, and transportation charges relating to such Product, including handling and insurance thereto;

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.70.4 sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities and any other governmental charges imposed upon the importation, use or sale of such Product to Third Parties (excluding any taxes paid on the income from such sales) to the extent the Selling Party is not otherwise entitled to a credit or a refund for such taxes, duties or payments made;

1.70.5 [ * ]; and

1.70.6 other items actually deducted from gross sales in relation to changes in accounting guidelines as per IFRS and to the extent that such deductions are consistently applied across the relevant Party’s business.

Sales between GSK and its Affiliates or Sublicensees, or Dynavax and its Affiliates or Sublicensees, as applicable, shall be excluded from the computation of Net Sales, and no payments will be payable on such sales except where such Affiliate or Sublicensee is the last entity in the distribution chain for the Product and is purchasing it for its own commercial use, in which case such sales shall be deemed to be at [ * ].  In addition, Product provided to patients for compassionate use will not be included in Net Sales.  [ * ].

For purposes of determining Royalties and sales milestones payable on Combination Products, Net Sales will be calculated as follows, in each calendar quarter:

In the event that Compound is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product will be determined by multiplying the Net Sales (as determined without reference to this paragraph) of the Combination Product by the fraction [ * ], where [ * ] is the [ * ] of the Compound [ * ] when sold separately in finished form and [ * ] is the [ * ] of the other therapeutically active pharmaceutical compound(s) included in the Combination Product when sold separately in finished [ * ], each during the applicable royalty period or, if sales of all compounds did not occur in such period, then [ * ].  In the event that such [ * ] cannot be determined for both the Compound and all other therapeutically active pharmaceutical compounds included in the Combination Product [ * ], Net Sales for the purposes of determining royalty payments will be calculated as above, but the [ * ] in the above equation will be replaced by [ * ] of the compound(s) for which no such price exists.  As used above, the term “Combination Product” shall mean any pharmaceutical product which contains a Compound together with at least one other therapeutically active pharmaceutical compound (whether or not co-formulated or co-packaged with the Compound in such Product) which is not a Compound.  To be a Combination Product, products must be invoiced as one product.  Notwithstanding the foregoing, drug delivery vehicles, adjuvants and excipients shall not be deemed to be active pharmaceutical compounds and their presence shall not be deemed to create a Combination Product.  [ * ].

To the extent the Net Sales is used herein with respect to Dynavax Products, Net Sales shall have the meaning set forth above, with all references to “GSK” replaced by “Dynavax.”

1.71 “Non-breaching Party” has the meaning assigned to such term in Section 12.2.1.

1.72 “[ * ]” has the meaning assigned to such term in Section 2.8.

1.73 “Option” has the meaning assigned to such term in Section 4.1.1.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.74 “Option Deadline Extension Period” has the meaning assigned to such term in Section 4.1.5.

1.75 “Option Deadline Period” has the meaning assigned to such term in Section 4.1.5.

1.76 “Option Period Start” has the meaning assigned to such term in Section 4.1.2.

1.77 “Party” or “Parties” has the meaning assigned to such term in the Preamble.

1.78 “Patent” means (a) all patents and patent applications in any country or supranational jurisdiction in the Territory, (b) any substitutions, divisions, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

1.79 “Patent Costs” means the reasonable fees and expenses paid to outside legal counsel, and filing, maintenance and other out-of-pocket expenses paid to Third Parties, incurred in connection with the Prosecution and Maintenance of Patents.

1.80 “Patent Royalty” has the meaning assigned to such term in Section 6.4.1.

1.81 “Payee” has the meaning assigned to such term in Section 6.9.

1.82 “Payor” has the meaning assigned to such term in Section 6.9.

1.83 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.84 “Phase 1 Clinical Trial” means a human clinical trial of a product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, as described in 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.85 “Phase 2 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.86 “Phase 3 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(c) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.87 “Phase I Ready Compound” means a Compound (including all Back-up Compounds if progressed to this stage) from a Dynavax Program that has met the applicable Phase I Ready Criteria, or is [ * ] such criteria.

1.88 “Phase I Ready Criteria” means the clinical and/or non-clinical criteria (a) set forth in Exhibit C and as modified by the JSC [ * ] for the [ * ] TLR 7/9 Program and (b) established and as modified by the JSC pursuant to Section 2.6.2 for the other Dynavax Programs (including the [ * ]), for advancement of a Pre-Candidate Selection Compound from a Dynavax Program into clinical Development.  In general, Phase I Ready Criteria for a particular Compound will be reasonable and appropriate for [ * ] and generally may include: [ * ].

1.89 “Phase I Ready Report” has the meaning assigned to such term in Section 2.7.2.

1.90 “Pre-Candidate Selection Criteria” means the criteria established by the JSC pursuant to Section 2.6.1 for [ * ] in the [ * ] TLR 7/9 Program and for Compounds in the [ * ] and the other Dynavax Programs, for advancement of a Compound from a Dynavax Program into IND-enabling studies.  In general, the Pre-Candidate Selection Criteria for a particular Compound will be reasonable and appropriate for [ * ] and may include [ * ].

1.91 “Pre-Candidate Selection Report” has the meaning assigned to such term in Section 2.7.1.

1.92 “Product” means any product that includes a Compound, whether or not as the sole active ingredient and in any dosage form or formulation.

1.93 “Product Marketing Plan” has the meaning assigned to such term in Section 5.5.2.

1.94 “Program” means a Dynavax Program, Dynavax Development Program, or GSK Development Program, as applicable.

1.95 “Proof of Concept” or “PoC” means the stage of Development at which a Phase I Ready Compound has successfully satisfied the Proof of Concept Criteria, as such criteria are determined by GSK.

1.96 “Proof of Concept Criteria” means the clinical and/or non-clinical criteria established [ * ], pursuant to Section 2.6.5 and in accordance with the guidelines attached hereto as Exhibit D, to determine whether a Phase I Ready Compound demonstrates [ * ].  This shall include [ * ] and any other reasonable parameters.   The Proof of Concept Criteria shall include, without limitation, [ * ].  The criteria may be different for each Dynavax Program.

1.97 “Proof of Concept Study” means a human clinical trial for a particular Phase I Ready Compound that meets the requirements of 21 C.F.R. Section 312.21(b) and is intended to explore [ * ].

1.98 “Proof of Concept Study Design” or “PoC Study Design” means the design, content and endpoints for a Proof of Concept Study.

1.99 “Proof of Concept Study Report” or “PoC Study Report” has the meaning assigned to such term in Section 2.7.4.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.100 “[ * ]” or “[ * ]” means the stage of Development at which a Phase I Ready Compound has successfully satisfied the [ * ] Criteria, as such criteria are determined by [ * ].

1.101 “[ * ] Criteria” means the criteria established by [ * ] pursuant to Section 2.6.3 and in accordance with the guidelines attached hereto as Exhibit E.

1.102 “[ * ]” or “[ * ] Study” means a study performed in humans in order to [ * ] of a particular Phase I Ready Compound in humans and to guide [ * ].

1.103 “[ * ] Design” or “[ * ] Study Design” means the design, content and endpoints for a [ * ].

1.104 “[ * ] Report” or “[ * ] Study Report” has the meaning assigned to such term in Section 2.7.3.

1.105 “Prosecuting Party” has the meaning assigned to such term in Section 8.2.3.

1.106 “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as re-examinations, reissues, and requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, the initiation or defense of oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom.  For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.

1.107 “Receiving Party” has the meaning assigned to such term in Section 9.1.

1.108 “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a particular Product in the applicable jurisdiction.

1.109 “Regulatory Authority” means the FDA in the U.S. or any health regulatory authority in another country in the Territory that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for a Product in such country, including the European Commission and the MHLW, and any successor(s) thereto.

1.110 “Research” means the discovery, identification, research, characterization, modification, derivatization, optimization, and pre-clinical testing of pharmaceutical compounds.

1.111 “Research Term” has the meaning assigned to such term in Section 2.3.

1.112 “Senior Executive Officers” has the meaning assigned to such term in Section 5.1.2.

1.113 “Subcommittee” has the meaning assigned to such term in Section 3.1.7.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.114 “Sublicensee” means, with respect to a particular Product, a Third Party to whom GSK or Dynavax, as applicable, has granted a sublicense or license under any Dynavax Compound IP and/or Collaboration IP and/or Exclusively Licensed IP and/or GSK Development IP licensed to such Party pursuant to this Agreement, but excluding any Third Party acting solely as a distributor.

1.115 “[ * ]” means [ * ].

1.116 “[ * ]” means that certain [ * ], as amended from time to time, to the extent pertaining to [ * ] of TLRs.

1.117 “Term” has the meaning assigned to such term in Section 12.1.

1.118 “Territory” means the entire world.

1.119 “Third Party” means any entity other than Dynavax or GSK or an Affiliate of Dynavax or GSK.

1.120 “TLR” means any of the human toll-like receptors [ * ], [ * ], [ * ] and [ * ].

1.121 “TLR 7/9 Program” means, collectively, the Dynavax Program directed toward the discovery, Research and Development of Compounds that inhibit both TLR 7 and TLR 9, [ * ].

1.122 “United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.123 “Valid Claim” means any claim within a pending ([ * ]), allowed or issued U.S. patent application or patent, or pending, accepted or issued patent application or patent in a jurisdiction outside the U.S., that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including without limitation through opposition, reexamination, reissue or disclaimer.

ARTICLE 2

RESEARCH AND DEVELOPMENT

2.1 Overview.  Pursuant to this Agreement and as further provided in this Article 2, Dynavax will undertake the TLR 7/9 Program and, if identified and agreed pursuant to Section 2.5, one (1) or two (2) additional Dynavax Programs under the supervision of the JSC during the Research Term.  The objective of the Dynavax Programs is the identification, optimization, Research and Development of Compounds, which Compounds GSK shall have Options to exclusively license on a worldwide basis, as provided in Article 4.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.2 Development Plans.  Each Dynavax Program will be carried out by Dynavax pursuant to a development plan (each, a “Development Plan”) that will outline anticipated Research and Development activities to be conducted by Dynavax and [ * ].  Any estimates regarding [ * ] shall be intended as a general guide only, and Dynavax shall continue to progress each Dynavax Program with Commercially Reasonable Efforts, even if Commercially Reasonable Efforts would require a [ * ] set forth in the Development Plan.  The initial Development Plan for the [ * ] TLR 7/9 Program has been agreed to by the Parties and is attached hereto as Exhibit A.  Development Plans for the other Dynavax Programs will be prepared in accordance with Section 2.5.  The Development Plan for the [ * ] will be prepared within [ * ] after the Effective Date, unless otherwise agreed by the JSC.  From time to time during the Research Term [ * ], Dynavax shall update each Development Plan (or applicable portion thereof) and shall submit such updated Development Plan to the JSC for review and comment.  Dynavax shall consider all such comments in good faith before preparing an updated Development Plan, however each such Development Plan will be designed with the objective of enabling a determination upon completion of the Development Plan as to whether all of the criteria (either Pre-Candidate Selection Criteria, Phase I Ready Criteria, [ * ] Criteria or PoC Criteria) have been met.  Each updated Development Plan shall replace the Development Plan previously in effect.  Each Development Plan will be reviewed as necessary at each meeting of the JSC, and at any other time upon the request of either Party, and the JSC may suggest modifications, as appropriate, to reflect material scientific or commercial developments.  In the event of any inconsistency between any Development Plan and this Agreement, the terms of this Agreement shall prevail and any such inconsistent portion of a Development Plan is hereby expressly rejected.

2.3 Research Term.  The Research term shall commence on the Effective Date and shall expire five (5) years thereafter (the “Initial Research Term”), subject to extension (a) for up to [ * ] of the Parties, or (b) [ * ] no later than [ * ] prior to expiration of the Initial Research Term, if [ * ], as applicable, before the expiration of the Initial Research Term (as may be extended, the “Research Term”), and in such case, the Research Term shall be extended [ * ].

2.4 Dynavax Programs.

2.4.1 Dynavax Responsibility.  Prior to GSK’s exercise of an Option with respect to a Dynavax Program, Dynavax shall have primary responsibility for the Research and Development of each Compound (including, but not limited to, clinical trials and submissions to regulatory agencies) under such Dynavax Program in accordance with the applicable Development Plan.  Subject to Sections 2.6.4 and 2.6.6, Dynavax shall be solely responsible for all internal and external expenses in connection with the Dynavax Programs.  Subject to Section 5.2, Dynavax’s obligation to conduct each Dynavax Program shall terminate at the earlier of (a) GSK’s exercise of the Option with respect to such Dynavax Program, (b) expiration of the Research Term, as may be extended pursuant to Section 2.3, or (c) [ * ] decision to terminate such Dynavax Program.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.4.2 Diligence.  The objective of each Dynavax Program is to discover and Develop [ * ] and, if applicable under [ * ], Compounds satisfying the Proof of Concept Criteria or [ * ] Criteria, as applicable.  During the Research Term, Dynavax shall use Commercially Reasonable Efforts to conduct each Dynavax Program and related Research and Development activities for such Dynavax Program in accordance with the applicable Development Plan.  In particular and without limiting the generality of the foregoing, and subject to Sections 2.6.4 and 2.6.6, for each Dynavax Program, Dynavax shall use Commercially Reasonable Efforts to conduct Research and Development activities to identify [ * ] that satisfy the [ * ] for each Dynavax Program and, if determined pursuant to [ * ], progress [ * ] through to either (i) completion of a [ * ] Study in an effort to achieve the [ * ] Criteria, or (ii) completion of a Proof of Concept Study in an effort to achieve the Proof of Concept Criteria, as determined pursuant to Section 2.6.5.

2.4.3 TLR 7/9 Program. The TLR 7/9 Program shall include efforts to discover, Research and Develop Compounds for [ * ] dual inhibitors of TLR 7 and TLR 9.

2.4.4 GSK Research Activities.  GSK shall, upon Dynavax’s request, consult with Dynavax regarding the Research and Development of Compounds under each Dynavax Program.  On a Dynavax Program-by-Dynavax Program basis, the Parties shall discuss and consider in good faith [ * ], prior to GSK’s exercise of an Option with respect to such Dynavax Program in order to [ * ].  Dynavax shall [ * ].

2.5 Identification of Additional Programs.  [ * ] may propose to the JSC up to two (2) additional Dynavax Programs to be conducted by Dynavax during the [ * ].  Upon GSK’s request during the [ * ] of the [ * ], GSK and Dynavax will identify and agree upon, through the JSC, such additional two (2) Dynavax Programs to include under this Agreement, which during the [ * ] of the [ * ], would involve Research and Development of inhibitors of [ * ], and during the [ * ] of the [ * ], would involve Research and Development of inhibitors of [ * ].  If the JSC cannot reach consensus on the selection of one or both of such additional Dynavax Programs, then [ * ] in accordance with Section 3.1.4(c).  Promptly after each such Dynavax Program is selected, Dynavax shall prepare a Development Plan for such Program for submission to the JSC for review and comment.  Dynavax shall consider all such comments in good faith before finalizing such Development Plan, after which Dynavax shall promptly commence and conduct such Program with its Commercially Reasonable Efforts.

2.6 Compound Criteria; [ * ] and Proof of Concept Study Designs.

2.6.1 Pre-Candidate Selection Criteria.  The JSC shall establish the Pre-Candidate Selection Criteria  for each Dynavax Program within (a) [ * ] of the Effective Date for Back-up Compounds in the [ * ] TLR 7/9 Program and for the [ * ], or (b) [ * ] of the identification of each other Dynavax Program under Section 2.5.  Such Pre-Candidate Selection Criteria shall be consistent with the generic criteria attached in Exhibit B, modified as necessary by mutual agreement of the JSC [ * ].

2.6.2 Phase I Ready Criteria.  As of the Effective Date, the Parties have agreed upon the Phase I Ready Criteria for the [ * ] TLR 7/9 Program, which criteria may be modified by mutual agreement of the JSC [ * ].  The JSC shall establish the Phase I Ready Criteria for the [ * ] within [ * ] TLR 7/9 Program.  Within [ * ] after the identification of a Dynavax Program under Section 2.5, the JSC shall establish Phase I Ready Criteria for such Dynavax Program, which shall be substantially similar to the example of Phase I Ready Criteria set forth in Exhibit C.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.6.3 [ * ] Criteria.  Prior to the determination by the JSC of a Phase 1 Ready Compound for a given Dynavax Program, GSK or Dynavax may propose that Dynavax [ * ] for such Program, by submitting to the JSC proposed [ * ] Criteria and [ * ] Study Design that are reasonably consistent with the guidelines attached hereto as Exhibit E.  The JSC shall consider such proposal and determine, [ * ], whether such Dynavax Program will include a [ * ].  Promptly following a decision by the JSC to conduct a [ * ] Study, but in no event later than [ * ] over the [ * ] Criteria.

2.6.4 [ * ] Design.  The JSC shall be responsible for establishing the [ * ] Design for each Dynavax Program for which a [ * ] Study will be conducted.  Notwithstanding [ * ] with respect to the [ * ] Study Design, as set forth in Section 3.1.4(c), in no event shall Dynavax be obligated to [ * ] for any single [ * ] Study and all Development activities required specifically for such [ * ] Study.  In the event that the [ * ] Study conducted in accordance with the applicable [ * ] Study Design and Development Plan, and all Development activities required specifically for such [ * ] Study, [ * ], then [ * ], except to the extent due to [ * ].  In the event that Dynavax [ * ] for a PoC Study and all Development activities required specifically for such PoC Study, [ * ], as such PoC Study and all Development activities required specifically for such [ * ] at the time of a JSC decision [ * ] for any single [ * ] Study and all Development activities required specifically for such [ * ] Study, [ * ] for such [ * ] Study and all Development activities required specifically for such [ * ] Study against [ * ] for such Dynavax Program after the completion of such [ * ] Study.  In the event that Dynavax [ * ] of [ * ] for any single [ * ] Study and all Development activities required specifically for such [ * ] Study, [ * ] Calendar Days after [ * ] provided by Dynavax setting forth [ * ] for such [ * ] Study in the preceding Calendar Quarter.  [ * ] of such [ * ] against [ * ] of each milestone set forth in Sections [ * ], up to a [ * ] of [ * ].  In any event, Dynavax shall be obligated to complete any [ * ] Study [ * ] pursuant to this Section 2.6.4.

2.6.5 Proof of Concept Criteria.  Prior to the initiation of the first applicable [ * ] for a Program, [ * ] shall establish the provisional clinical trial design, including planned [ * ], for the Proof of Concept Study, and shall [ * ], collectively, as the Proof of Concept Criteria, prior to initiation of the PoC Study.  All such Proof of Concept Criteria shall be established reasonably in accordance with the guidelines and examples attached hereto as Exhibit D.

2.6.6 PoC Study Design.  The JSC shall be responsible for [ * ] for each Dynavax Program.  Notwithstanding [ * ] with respect to the PoC Study Design, as set forth in Section 3.1.4(c), in no event shall Dynavax be obligated to [ * ] of [ * ] for any single Proof of Concept Study and all Development activities required specifically for such Proof of Concept Study.  In the event that the [ * ] for any Proof of Concept Study conducted in accordance with the applicable PoC Study Design and Development Plan, and all Development activities required specifically for such Proof of Concept Study, [ * ], then [ * ], except to the extent due to [ * ] within [ * ] after [ * ] provided by Dynavax setting forth the [ * ] for such Proof of Concept Study in the preceding Calendar Quarter.  [ * ] of such [ * ] against [ * ] of each milestone set forth in Sections 6.2.1 and 6.2.2, up to a [ * ] of [ * ].  In any event, Dynavax shall be obligated to complete any PoC Study funded by GSK pursuant to this Section 2.6.6.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.7 Evaluation of Pre-Candidate Selection Criteria, Phase I Ready Criteria, [ * ] Criteria and Proof of Concept Criteria.

2.7.1 Pre-Candidate Selection Criteria.  In the event that a Compound achieves [ * ] of the Pre-Candidate Selection Criteria after Dynavax has completed the activities required to make such an assessment, it being understood by the Parties that drug discovery is an iterative problem-solving process and that multiple Compounds may be expected to be progressed in order to identify a Compound that merits advancement into IND-enabling studies, Dynavax shall promptly notify GSK in writing of such event and shall provide to the JSC a completed data package containing the complete set of the analyses, results and raw data from the Dynavax Program for such Compound (the “Pre-Candidate Selection Report”).  Unless otherwise agreed to by the Parties, the JSC will schedule an ad hoc meeting not more than [ * ] after receipt by GSK’s JSC representatives of such complete Pre-Candidate Selection Report to review such Pre-Candidate Selection Report and to confirm whether or not such Compound meets [ * ] of the Pre-Candidate Selection Criteria.  In the event that the JSC agrees that all or substantially all of the Pre-Candidate Selection Criteria have been met, [ * ], and Dynavax shall use its Commercially Reasonable Efforts to continue to progress the Dynavax Program through to completion of the PoC Study or [ * ] Study, as applicable, subject to Section 2.7.2 below.  If the JSC fails to agree that [ * ] of the Pre-Candidate Selection Criteria have been met, then the matter shall be resolved by [ * ] determines that all or substantially all of the Pre-Candidate Selection Criteria have been met, then the [ * ], and Dynavax shall use its Commercially Reasonable Efforts to continue to progress the Dynavax Program through to completion of the PoC Study or [ * ] Study, as applicable under the relevant provisions of  Articles 2 and 3.  [ * ] of the Pre-Candidate Selection Criteria have been met, then Dynavax shall complete any additional studies as are [ * ] Pre-Candidate Selection Criteria and progress such Compound through completion of the PoC study or [ * ] Study, as applicable under the relevant provisions of Articles 2 and 3.  If the achievement of such criteria is [ * ], Dynavax shall instead progress a Backup Compound in place of the Compound that failed to meet the criteria, and Dynavax shall use its Commercially Reasonable Efforts to progress such Backup Compound through to completion of the PoC Study or [ * ] Study, as applicable under the relevant provisions of Articles 2 and 3.

2.7.2 Phase I Ready Criteria.  In the event that a Compound achieves [ * ] of the Phase I Ready Criteria after Dynavax has completed the activities required to make such an assessment, it being understood by the Parties that drug discovery is an iterative problem-solving process, and that multiple Compounds may be expected to be progressed in order to identify a Compound that merits advancement into clinical Development, Dynavax shall promptly notify GSK in writing of such event and shall provide to the JSC a complete data package containing all analyses, results and raw data from the Dynavax Program for such Compound (the “Phase I Ready Report”).  Unless otherwise agreed to by the Parties, the JSC will schedule an ad hoc meeting not more than [ * ] after receipt by GSK’s JSC representatives of any such complete Phase I Ready Report to review such Phase I Ready Report and to confirm whether or not such Compound meets [ * ] of the Phase I Ready Criteria.

(a) If the JSC agrees that such Compound has achieved [ * ] of the Phase I Ready Criteria, then if such Compound is [ * ], the Parties shall determine whether GSK shall [ * ] as to such Dynavax Program pursuant to [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) If the JSC fails to agree that the Compound has satisfied [ * ] of the Phase I Ready Criteria, then the matter shall be resolved by [ * ] of the Phase I Ready Criteria have been met, then Dynavax shall complete any additional studies as are necessary [ * ] the Phase I Ready Criteria and progress such Compound through completion of the PoC study or [ * ] Study, as applicable under the relevant provisions of Articles 2 and 3.  If the achievement of such criteria is not [ * ], Dynavax shall instead progress a Backup Compound in place of the Compound that failed to meet the criteria, and Dynavax shall use its Commercially Reasonable Efforts to progress such Backup Compound through to completion of the PoC Study or [ * ] Study, as applicable under the relevant provisions of Articles 2 and 3.

(c) If either (i) the JSC agrees that such Compound has [ * ] of the Phase I Ready Criteria, and GSK either [ * ] in accordance with the applicable provisions of this Agreement, or (ii) [ * ] of the Phase I Ready Criteria, and GSK either [ * ] in accordance with the applicable provisions of this Agreement, then Dynavax shall progress such Compound into a Phase 1 Clinical Trial [ * ].  A Compound that either the JSC, [ * ] of the Phase I Ready Criteria shall be considered to be at the “Phase I Ready” stage.

2.7.3 [ * ] Criteria.  Upon the completion of any [ * ] Study, Dynavax shall promptly notify GSK in writing of such event and shall provide to the JSC a complete data package containing all analyses, results and raw data from the completion of the [ * ] Study for such Phase I Ready Compound, and any related correspondence and information received from or sent to any Regulatory Authority relating to such Phase I Ready Compound (the “[ * ] Study Report”).  GSK shall [ * ] upon the completion of the [ * ] Study pursuant to [ * ].  Unless otherwise agreed by the Parties, if requested by GSK, the JSC will schedule an ad hoc meeting not more than [ * ] after receipt of any such [ * ] Study Report to review such [ * ] Study Report and confirm whether or not such Phase I Ready Compound satisfies the [ * ] Criteria.  If the JSC (or the Executive Officers or GSK pursuant to Section 3.1.4(c)) decides that the Phase I Ready Compound did not satisfy the [ * ] Criteria, then, except as provided in Section 5.3, [ * ] with respect to such Dynavax Program and GSK [ * ] with respect to such Dynavax Program at [ * ].  In the event that the Compound fails to satisfy the [ * ] Criteria after completion of the [ * ] Study, but GSK [ * ] to such Dynavax Program, and GSK determines to [ * ] Study, in such case [ * ] for such GSK Development Program shall all be [ * ] from the [ * ] otherwise applicable, and the applicable [ * ].  If at any time after [ * ] the Compound that [ * ] Study [ * ], as applicable, then GSK shall [ * ].

2.7.4  Proof of Concept Criteria.  Upon the completion of any Proof of Concept Study, Dynavax shall promptly notify GSK in writing of such event and shall provide to the JSC a complete data package containing all analyses, results and raw data from the completion of the Proof of Concept Study for such Phase I Ready Compound, and any related correspondence and information received from or sent to any Regulatory Authority relating to such Phase I Ready Compound (the “PoC Study Report”).   GSK shall have the right to exercise its Option to such Dynavax Program upon the completion of the Proof of Concept Study pursuant to Section 4.1 (whether or not such criteria have been satisfied).  Unless otherwise agreed by the Parties, if requested by GSK, the JSC will schedule an ad hoc meeting not more than [ * ] Calendar Days after receipt of any such PoC Study Report to review such PoC Study Report and confirm whether or not such Phase I Ready Compound satisfies the Proof of Concept Criteria.  If  the JSC [ * ] decides that the Phase I Ready Compound did not satisfy the Proof of Concept Criteria, then, except as provided in Section 5.3, Dynavax will [ * ] with respect to such Dynavax Program, and GSK may, [ * ].  In the event that the Compound fails to satisfy the Proof of Concept Criteria after completion of the Proof of Concept Study, [ * ] which completed the PoC Study, in such case the [ * ] and all other [ * ] for such GSK Development Program shall all be [ * ] from the [ * ] otherwise applicable,

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and the applicable [ * ].  If at any time after Option exercise the Compound that completed the PoC Study [ * ], as applicable, then GSK shall [ * ].

2.8  [ * ].  During the [ * ], the JSC will review the progress of each Dynavax Program and [ * ].  The JSC may, [ * ] decide to [ * ] Dynavax Program(s) [ * ] Dynavax Program(s) that [ * ] Dynavax Programs, [ * ].  For clarity, if prior to the exercise by GSK of an Option with respect to a given Dynavax Program, the JSC is not in agreement, [ * ]. All such decisions shall be based on [ * ].  Notwithstanding the above, after GSK exercises an Option with respect to a Dynavax Program, GSK may, [ * ], GSK shall be obligated to [ * ].  For the purposes of determining whether there is [ * ], the TLR 7/9 Program shall [ * ] (for example, if a Compound in the [ * ] is being progressed, then the [ * ] may be rendered [ * ], either prior to or after Option exercise by GSK).

2.9 Reports.  Dynavax shall provide written progress reports on the status of each Dynavax Program, including without limitation summaries of data associated with Dynavax’s Research and Development activities and a timetable for completion of the respective Dynavax Program.  Dynavax shall provide such written report to JSC members at least [ * ] Business Days in advance of the applicable JSC meeting.

2.10 Material Transfer.   To facilitate the conduct of the Programs, either Party may provide to the other Party certain biological materials or chemical compounds, such as cell-based assays or specific Compounds, owned by or licensed to the supplying Party for use by the other Party in furtherance of the Development Plans (such materials or compounds provided hereunder are referred to, collectively, as “Materials”).  Except as otherwise provided under this Agreement, all such Materials delivered to the other Party shall remain the sole property of the supplying Party, shall be used only in furtherance of the Programs and solely under the control of the other Party (or its Affiliates), shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and shall not be used in Research or testing involving human subjects, unless expressly agreed.  The Materials supplied under this Section 2.9 are supplied “as is” and must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known. For the avoidance of doubt, this Section 2.10 shall not apply to any materials and/or Compounds supplied to GSK by Dynavax in accordance with Section 4.3 pursuant to the exercise by GSK of its Option for a Dynavax Program.

2.11 Regulatory Matters; Compliance.

2.11.1 Compliance.  Dynavax shall conduct all pre-clinical activities and Clinical Trials under this Agreement in good scientific manner and in compliance in all material respects with applicable laws, rules and regulations and all other applicable requirements of cGMP, good laboratory practice and current good clinical practice.

2.11.2 Data Integrity.

(a) Dynavax acknowledges the importance to GSK of ensuring that the Dynavax Programs are undertaken in accordance with the following good data management practices:

(i) data are being generated using sound scientific techniques and processes;

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) data are being accurately and reasonably contemporaneously recorded in accordance with good scientific practices by Persons conducting Research hereunder;

(iii) data are being analyzed appropriately without bias in accordance with good scientific practices; and

(iv) data and results are being stored securely and can be easily retrieved.

(b) Dynavax agrees that it shall use Commercially Reasonable Efforts to carry out the Dynavax Programs so as to collect and record any data generated therefrom in a manner consistent with the above requirements as set forth in subsection (a) above.

2.11.3 Ownership.  [ * ] all regulatory filings for Compounds [ * ].  Upon [ * ] with respect to a Dynavax Program, Dynavax shall [ * ] as soon as reasonably practicable of all regulatory filings for the resulting GSK Development Compounds (including Back-up Compounds), including all relevant INDs, and provide GSK with copies of such INDs and other regulatory filings and all pre-clinical and clinical data and results (including pharmacology, toxicology, formulation, and stability studies).  Thereafter, [ * ] and maintain all regulatory filings and Regulatory Approvals for GSK Development Compounds.

2.11.4 Adverse Event Reporting. Beginning on the Effective Date and continuing until such time, if any, that GSK exercises its Option with respect to a Dynavax Program, Dynavax shall be responsible for reporting all adverse drug reaction experiences related to Compounds in such Dynavax Program in connection with the activities of Dynavax under this Agreement to the appropriate Regulatory Authorities in the countries in the Territory in which such Compounds are being Developed, in accordance with the appropriate laws and regulations of the relevant countries and Regulatory Authorities.  Dynavax shall provide GSK notice of such event within five (5) days and provide copies of all reports to GSK as soon as possible, including using Commercially Reasonable Efforts to provide such copies. Through the JSC, GSK shall have the right to review from time to time Dynavax’s pharmacovigilance policies and procedures.  GSK and Dynavax agree to cooperate and use good faith efforts to ensure that Dynavax’s adverse event database is organized in a format that is compatible with GSK’s adverse event databases.

2.12 Dynavax Program Costs.  Except as set forth in this Article 2, [ * ] shall [ * ] in connection with performing activities under a Dynavax Program.

2.13 Subcontracting.  Subject to the terms of this Agreement, each Party shall have the right to engage Affiliates or Third Party subcontractors to perform certain of its obligations under this Agreement.  Any Affiliate or subcontractor to be engaged by a Party to perform a Party’s obligations set forth in the Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity.  Notwithstanding the preceding, any Party engaging an Affiliate or subcontractor hereunder shall remain principally responsible and obligated for such activities.  In addition, each Party engaging a subcontractor with respect to its obligations under a Dynavax Program shall in all cases retain or obtain exclusive Control of any and all intellectual property created by or used with the relevant Party’s permission by such subcontractor directly related to such subcontracted activity under the Dynavax Program.  The Party engaging a subcontractor under a Dynavax Program shall be solely responsible for all costs associated with obtaining such exclusive Control and rights to such intellectual property.   For example and not

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

by limitation, Dynavax shall ensure that it retains or obtains exclusive Control of any intellectual property created by or used with the relevant Party’s permission by any academic or any contract research, manufacturing or development organization appointed by Dynavax to fulfill any of its obligations under this Agreement.  However, it is understood that, in some cases, it may not be commercially reasonable for such Party [ * ].  To the extent that such [ * ] from any such subcontractor under a Dynavax Program, prior to entering into such arrangement with such subcontractor, such Party shall bring such matter to the JSC for the prior approval of the JSC to enter into such arrangement and for approval by the JSC of the licensing terms and conditions with respect to such arrangement.

ARTICLE 3

MANAGEMENT OF THE COLLABORATION

3.1 Joint Steering Committee.  Promptly and in any event within [ * ] days after the Effective Date, the Parties shall establish a committee (the “Joint Steering Committee” or “JSC”) as more fully described in this Section 3.1.  The JSC shall have review, oversight and decision-making responsibilities for all Research and Development activities performed under this Agreement, as more specifically provided herein.  Each Party agrees to keep the JSC informed of its progress and activities under the Programs.

3.1.1 Membership.  The JSC shall be comprised of three (3) representatives (or such other number of representatives as the Parties may agree) from each of GSK and Dynavax.  Each Party shall provide the other with a list of its initial members of the JSC no later than thirty (30) days prior to the first scheduled meeting of the JSC, which shall be no later than ninety (90) days after the Effective Date.  Each Party may replace any or all of its representatives on the JSC at any time upon written notice to the other Party in accordance with Section 13.7 of this Agreement.  Each representative of a Party shall have relevant expertise (either individually or collectively) in pharmaceutical drug discovery and development.  Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC.  Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the JSC as non-voting participants, subject to the confidentiality obligations of Article 9.  The Parties shall designate a chairperson (each, a “Chairperson”) to oversee the operation of the JSC and prepare minutes as set forth in Section 3.1.3, each such Chairperson to serve a twelve (12) month term. The right to name the Chairperson shall alternate between the Parties, with [ * ] designating the first such Chairperson.

3.1.2 Meetings.  During the Research Term, the JSC shall meet in person or otherwise at least once each Calendar Quarter, and more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties shall agree.  Subject to Section 5.5, upon conclusion of the Research Term, the JSC shall meet, in person or otherwise, at least once every Calendar Year to provide Dynavax an update regarding GSK’s efforts to Develop and commercialize Compounds and GSK Products in the GSK Development Programs, including without limitation, material changes in the clinical development plans for GSK Products, status of regulatory filings, anticipated indications, anticipated launch dates, manufacturing issues, and the like.  Meetings of the JSC that are held in person shall alternate between the offices of the Parties, or such other place as the Parties may agree.  The members of the JSC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.  Each Party will bear all expenses it incurs in regard to participating in all meetings of the JSC, including all travel and living expenses.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.1.3 Minutes.  The Alliance Manager from the Party other than the Party of the Chairman, shall be responsible for preparing and circulating minutes of each meeting of the JSC, setting forth, inter alia, an overview of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC and a list of any issues to be resolved by the Executive Officers pursuant to Section 3.1.4.  Such minutes shall be effective only after approved by both Parties.  With the sole exception of specific items of the meeting minutes to which the members cannot agree and that are escalated to the Executive Officers as provided in Section 3.1.4 below, definitive minutes of all JSC meetings shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain.  If at any time during the preparation and finalization of the JSC minutes, the Parties do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process as provided in Section 3.1.4.  The decision resulting from the escalation process shall be recorded by the Alliance Manager in amended finalized minutes for such meeting.

3.1.4 Decisions.  Except as otherwise provided herein, with respect to a given Program, all decisions of the JSC prior to Option exercise by GSK shall be made by [ * ], with each Party having [ * ].  In the event that the JSC [ * ] on a matter regarding a Dynavax Program within [ * ] Calendar Days after it has met and attempted to reach such decision, then, except for matters expressly identified in this Agreement as not subject to escalation to the Executive Officers pursuant to this Section 3.1.4, either Party may, by written notice to the other, have such issue referred to [ * ] from time to time [ * ], for resolution.  [ * ], which shall in no case be more than [ * ] after the matter was referred to [ * ], the issue shall be finally resolved as follows:

(a) [ * ] shall have final decision-making authority with respect to any disputes concerning [ * ].

(b) If the dispute concerns whether [ * ], the disputed issue shall be [ * ].

(c) GSK shall have final decision-making authority with respect to any disputes concerning [ * ].

3.1.5 Responsibilities.  The JSC shall perform the following functions, subject to the final decision-making authority of the respective Parties as set forth in Section 3.1.4(a), (b) and (c), some or all of which may be addressed directly at any given meeting of the JSC:

(a) review and comment on the Development Plan for each Dynavax Program and monitor progress of activities under such Development Plan;

(b) oversee and guide the progress of each Dynavax Program in accordance with the applicable Pre-Candidate Selection Criteria, Phase I Ready Criteria, [ * ] Criteria and Proof of Concept Criteria;

(c) [ * ];

(d) prepare, review, modify, update and approve each Proof of Concept Study Design and [ * ] Study Design;

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e) identify the Dynavax Programs to be conducted by Dynavax under this Agreement;

(f) assess the Proof of Concept Criteria and, if applicable, the [ * ] Criteria, for each Dynavax Program;

(g) [ * ] that a Compound has satisfied the Pre-Candidate Selection Criteria, Phase I Ready Criteria, Proof of Concept Criteria, or [ * ] Criteria;

(h) [ * ] all Dynavax Programs and decide whether to [ * ] a Dynavax Program;

(i) except as otherwise provided in Section 3.1.8 below, discuss and attempt to resolve any deadlock issues submitted to it by any Subcommittee (as defined in Section 3.1.7), in accordance with the procedures established in Section 3.1.4;

(j) serve as an information transfer vehicle, from time to time, to facilitate the discussion of Development and commercialization of GSK Products under GSK Development Programs;

(k) periodically review the Development and commercialization of any GSK Product and GSK Development Plan and [ * ]; and

(l) such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

For clarity, the JSC shall not have any authority beyond the specific matters set forth above in this Section 3.1.5, and in particular shall not have any power to amend or modify the terms or provisions of this Agreement.  In addition, GSK (and not Dynavax or the JSC) shall have the sole right to make decisions with respect to (i) the exercise of an Option; or (ii) subject to Section 5.5 and GSK’s diligence obligations in Section 5.1.3, the Research, Development, progression, manufacture, and commercialization of Compounds or Products in GSK Development Programs.

3.1.6 Dynavax’s Right to Withdraw.  Dynavax will have the right to withdraw from participation on and thereby terminate any of its rights and obligations to participate in the JSC at any time after the [ * ] anniversary of the Effective Date upon written notice to GSK.  Upon withdrawal by Dynavax from participation in the JSC, GSK will have the sole decision-making authority with respect to any matters that would otherwise have been subject to Sections 3.1.4(a) or 3.1.4(b) and GSK shall have the right in such event, in its sole discretion, to immediately terminate all of Dynavax’s Co-Development and Co-Promotion rights, whether previously exercised or not, under this Agreement.

3.1.7 Subcommittee(s).  From time to time, the JSC may establish subcommittees to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”).  Each Subcommittee shall consist of such number of members as the JSC determines is appropriate from time to time.  Such members shall be individuals with expertise and responsibilities in the areas of pre-clinical development,

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

clinical development, patents, process sciences, manufacturing, regulatory affairs, product development and/or product commercialization, as applicable to the stage of development of the project or activity.

3.1.8 Joint Patent Subcommittee.  Within two (2) months after the Effective Date, the JSC shall establish a Subcommittee (the “Joint Patent Subcommittee” or  “JPS”) to be responsible for the coordination of the Parties’ efforts in accordance with Article 8 of this Agreement, including the review and filing of patent applications and assessments of inventorship of inventions created during the Research Term under the Dynavax Programs.  The JPS shall be comprised of an equal number of representatives from each of GSK and Dynavax and shall meet on such dates and at such places and times agreed to by the Parties.  All decisions of the JPS on matters for which it has responsibility shall be made by consensus, with each Party having collectively one (1) vote in all decisions.  In the event that the JPS is unable to reach a consensus decision within fifteen (15) Calendar Days after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue submitted to the chief patent counsel of GSK and of Dynavax (together, the “Chief Patent Counsel”), or such other person holding a similar position designated by GSK or Dynavax from time to time, for resolution.  The Chief Patent Counsel shall meet promptly to discuss the matter submitted and to determine a resolution.  Prior to exercise of an Option for a Dynavax Program, if the Chief Patent Counsel are unable to determine a resolution in a timely manner: (a) with respect to [ * ] related to such Program, then the decision of the chief patent counsel [ * ] shall be binding upon the Parties without further review, and (b) with respect to [ * ] related to such Program, then the decision of the chief patent counsel of [ * ] shall be binding upon the Parties without further review.  Each Party will bear all expenses it incurs in regard to participating in all meetings of the JPS, including all travel and living expenses.  After exercise of an Option hereunder for a Dynavax Program, if the Chief Patent Counsel are unable to determine a resolution in a timely manner with respect to any Patents related to such Program, [ * ].

3.2 Alliance Managers.  Promptly after the Effective Date, each Party shall appoint an individual (who may not be an existing member of the JSC) to act as alliance manager for such Party (each, an “Alliance Manager”). Each Alliance Manager shall thereafter be permitted to attend meetings of the JSC as a nonvoting observer, subject to the confidentiality provisions of Article 9.  The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder including, but not limited to, the exchange of Information described in Section 2.9.  The Alliance Managers shall also be responsible for assisting the JSC in performing its oversight responsibilities.  The name and contact information for each Party’s Alliance Manager, as well as any replacement(s) chosen by Dynavax or GSK, in their sole discretion, from time to time, shall be promptly provided to the other Party in accordance with Section 13.7 of this Agreement.

ARTICLE 4

GRANT OF RIGHTS

4.1 Options.

4.1.1 Grant.  Dynavax hereby grants to GSK the exclusive option, exercisable on a Dynavax Program-by-Dynavax Program basis at GSK’s sole discretion, to obtain the exclusive license set forth in Section 4.2.1 (each, an “Option”), subject to the terms and conditions described in Sections 4.1.2 - 4.1.6 below.  GSK shall be limited to exercising one Option per Dynavax Program, and on exercise of an Option and

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

payment of the applicable Option exercise fee, GSK shall have rights to such Dynavax Program consisting of all Compounds under a given Dynavax Program.  For the purposes of this Section 4.1, the [ * ] and the [ * ] shall be considered distinct Dynavax Programs, each subject to a separate Option.

4.1.2 [ * ] Period.  For the two (2) Dynavax Programs other than [ * ], the Parties will determine whether GSK may exercise the Option [ * ] after a Phase I Ready Compound has completed the [ * ] Proof of Concept Study, as applicable, as follows.  Within [ * ] after the JSC determines that a Compound has reached the Phase I Ready stage pursuant to Section 2.7.2(a), the Parties shall [ * ] or Dynavax shall [ * ], as applicable.  If the Parties do not agree within such [ * ] period, or if the Parties do agree that [ * ], as applicable, then Dynavax shall continue to progress the Dynavax Program, and the Option for such Dynavax Program may be exercised only following completion of [ * ] the Proof of Concept Study, as applicable; provided, however, that if in GSK’s reasonable judgment as specified in a reasonably detailed written notice to Dynavax delivered within [ * ] after attainment of the Phase I Ready stage, Dynavax does not [ * ], as applicable, then GSK [ * ].  For clarity, GSK may exercise the Option with respect to the TLR 7/9 Program under any of the following circumstances, at the sole discretion of GSK, but in any event [ * ]:  (i) after completion of the [ * ] or Proof of Concept Study, as determined pursuant to Section 2.6.3, or (ii) pursuant to Section 4.1.3(b) or 4.1.3(c).

4.1.3 Exercise.

(a) The “Option Period Start” with respect to a Dynavax Program will commence upon the receipt by GSK of written notice from Dynavax of the complete PoC Study Report, complete [ * ] Study Report, or [ * ], as the case may be, as well as access to GSK to the Dynavax data room containing the complete set of material or relevant clinical and preclinical information related to the applicable Dynavax Program.  GSK shall decide whether or not to exercise the Option and may exercise the Option with respect to a Dynavax Program by written notice to Dynavax at any time within [ * ] after the Option Period Start, unless extended pursuant to Section 4.1.5 or otherwise extended by the mutual written agreement of the Parties.  Upon GSK’s exercise of an Option and receipt by Dynavax of the applicable Option exercise fee set forth in Section 6.2.1(a) or 6.2.2(a) pursuant to the procedure set forth in Section 6.7, the Dynavax Program will become a GSK Development Program.  Subject to Section 5.3.2, any Option exercise shall be irrevocable. GSK shall have the right, at any time after exercising the Option with respect to a Dynavax Program and at its sole discretion, to [ * ] from the same Dynavax Program.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b) In addition, in the event that either (i) a [ * ], or (ii) a [ * ] occurs (as defined below), GSK shall have the right to exercise its Options to any and all Dynavax Programs, and to terminate Dynavax’s [ * ] rights to participate in the JSC and related Subcommittees, at GSK’s sole discretion, by providing written notice to Dynavax within [ * ] of (A) the event described in (i) above; or (B) the event described in (ii) above, provided that within [ * ] Business Days after Dynavax notifies GSK pursuant to Section 10.2.9, Dynavax shall provide to GSK a written plan for [ * ] and the Parties shall meet to discuss such plan, and if such plan is not reasonably acceptable to GSK (as reasonably detailed in written notice to Dynavax) then a [ * ] shall have occurred.  Upon the exercise by GSK of its Option to a Dynavax Program pursuant to this Section 4.1.3(b), the Option exercise fee and the applicable milestone payments and royalty payments due under Article 6 shall all be [ * ] as follows on a Program-by-Program basis for each Program with respect to which GSK exercises its Option:

(1) if Option exercise occurs for a Dynavax Program with a lead Compound (other than the [ * ]) that has not yet satisfied the Pre-Candidate Selection Criteria, then the Option exercise fee and the milestone and royalty payments shall be [ * ];

(2) if Option exercise occurs for a Dynavax Program with a lead Compound that has satisfied the Pre-Candidate Selection Criteria but is prior to the Phase I Ready stage, then the Option exercise fee and the milestone payments and the royalty payments either (i) shall be [ * ], for a Program other than [ * ], or (ii) shall be [ * ].

(3) if Option exercise occurs for a Dynavax Program with a lead Compound at the Phase I Ready stage, but prior to initiation of a Phase 2 Clinical Trial, then the Option exercise fee and the milestone payments and royalty payments shall all be [ * ] from the payments that would have been payable under Article 6 had GSK exercised its Option after completion of the Proof of Concept Study;

(4) if Option exercise occurs for a Dynavax Program after the initiation of a Phase 2 Clinical Trial for such Program, then the Option exercise fee and the milestone payments and royalty payments shall be [ * ] that would have been payable under Article 6 had GSK exercised its Option after the Proof of Concept Study; and

(5) if Option exercise occurs for a Dynavax Program pursuant to Section 4.1.3(b)(ii) wherein Dynavax has [ * ] (i) within [ * ] of the Effective Date of this Agreement, then,  [ * ] above of this Section 4.1.3(b), in the total amount of [ * ], and, if such Option exercise occurs (ii) more than [ * ] after the Effective Date but prior to [ * ] after the Effective Date of this Agreement, then, [ * ] above of this Section 4.1.3(b), in the total amount of  [ * ].

The respective obligations of the Parties with respect to exclusivity under Article 7 shall remain unchanged.

(c) In the event that a [ * ], then within [ * ] after the [ * ], and quarterly thereafter, the Parties and the acquiror shall meet to discuss, in good faith and in as much detail and specifics as is practicable at the time, [ * ] under this Agreement.  If at any time in the [ * ] following the [ * ], GSK has a reasonable, good faith basis to believe, based on the plans, documents, actions or inactions of Dynavax [ * ] that Dynavax [ * ] has not or will not, with respect to any Program, employ diligent efforts or human and material resources that are at least equivalent to the diligent efforts and human and material

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

resources that were employed by Dynavax for the Program prior to (and without any allowance for) any delay, disruption or de-prioritization of such Program as a result of or in contemplation of such [ * ], then GSK shall provide written notice to Dynavax [ * ], such notice to allege the specific basis for GSK’s view that the diligent efforts or human and material resources being applied or to be applied to the Program in question are or are expected to be less than those that were applied to the Program by Dynavax [ * ].  Dynavax [ * ] shall notify GSK whether or not it plans to cure such deficiency, and if it so elects to cure, shall have a [ * ] to cure any such deficiencies in efforts or resources so alleged by GSK.  In the event that Dynavax [ * ] notifies GSK that it does not intend to cure such deficiencies or GSK reasonably believes that such deficiency has not been corrected or cured within such [ * ], GSK shall have the right to exercise its Options to any and all Dynavax Programs, and to terminate Dynavax’s [ * ] rights to participate in the JSC and related Subcommittees, at GSK’s sole discretion, by providing written notice to Dynavax within thirty (30) days after such [ * ] or such notice from Dynavax [ * ].  Upon the exercise by GSK of its Option to a Dynavax Program pursuant to this Section 4.1.3(c), the Option exercise fee and the applicable milestone payments and royalty payments due under Article 6 shall all be [ * ] as set forth in Section 4.1.3(b)(1)-(5) as applicable, on a Program-by-Program basis for each Program with respect to which GSK exercises its Option.

4.1.4 Expiration or Termination of Option.  If GSK does not exercise the Option with respect to a particular Dynavax Program within the applicable [ * ] or GSK elects not to exercise the Option, then, subject to Section 4.1.5, the Option shall terminate with respect to such Dynavax Program, which shall become a Dynavax Development Program, and Dynavax will thereafter have all rights, itself or with or through an Affiliate or Third Party, (a) to Develop and commercialize all Compounds within the Dynavax Program, subject to any applicable  royalty payments set forth in Section 6.5, and (b) to use any data, regulatory filings and know-how generated or used in the course of the Dynavax Program, to the extent such [ * ] that are included in the Dynavax Development Program.

4.1.5 HSR and Equivalent Foreign Laws.  If GSK reasonably determines in good faith prior to the expiration of the applicable period for exercise of an Option for a particular Dynavax Program (the “Option Deadline Period”) that the exercise of such Option is required to be filed with the Federal Trade Commission (the “FTC”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §18a) (“HSR”) or with equivalent foreign governmental authorities under any similar foreign law, GSK shall provide written notice of exercise of the Option to Dynavax prior to the end of the Option Deadline Period, which notice shall include GSK’s binding commitment to complete the exercise of the Option, subject only to HSR or other governmental clearance by the FTC or other governmental authority, and the Option Deadline Period automatically shall be extended for [ * ] (the “Option Deadline Extension Period”).  If the exercise of the Option does not comply with the requirements of Section 4.1 and this Section 4.1.5, including, for example, because it includes other conditions to the completion of the exercise of the Option other than the grant of HSR or other governmental clearance, then the Parties shall negotiate in good faith to determine an appropriate way to proceed.  If HSR or other governmental clearance is not granted within the Option Deadline Extension Period, or if GSK receives a “Second Request” from the FTC or similar request for additional information from a governmental authority in connection with such filing, the Option Deadline Extension Period shall be extended for an additional period of time (not to exceed an additional [ * ]) to permit GSK to obtain FTC or other governmental clearance or to respond to the Second Request or provide additional information to the governmental authority.  If GSK elects not to respond to the Second Request or to withdraw its request for HSR or other governmental clearance or HSR, the Option shall terminate, and Dynavax shall have the same rights as are set forth in Section 4.1.4 in respect of the Compounds resulting from the applicable Dynavax Program.  If

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

HSR or other governmental clearance has not been granted by the end of the extended Option Deadline Extension Period, Dynavax and GSK shall promptly meet to discuss in good faith whether an additional extension of the Option Deadline Extension Period is reasonable under the circumstances, and to discuss and consider in good faith, where appropriate, the [ * ], with the objective of placing each Party[ * ] if the Program in question had not been included in the Agreement from the beginning as of the Effective Date.  Notwithstanding the foregoing, nothing in this paragraph or the Agreement shall require either Party to divest any assets or to take action (beyond cooperation with the other Party) to respond to any Second Request.

4.1.6 Tolling of Payment Obligations.  If the exercise by GSK of any Option under Section 4.1 requires the making of filings under HSR, or under any similar premerger notification provision in the European Union or any other jurisdiction, then all rights and obligations related to the exercise of such Option (including payment of any Option exercise fee or other milestone) shall be tolled until the applicable waiting period has expired or been terminated or until approval or clearance from the reviewing authority has been received, and each Party agrees to cooperate at the request of the Party which decides in its sole discretion to respond to any such request for information to expedite review of such transaction.  In the event that HSR clearance is not reasonably achievable within [ * ] days from notification, the Parties shall discuss in good faith potential alternatives, including, without limitation, termination of the relevant Program or the Agreement, as may be mutually agreed between the Parties in good faith, and, where appropriate, to discuss and consider in good faith the renegotiation of their financial and other obligations under the Agreement with respect to the affected Program.

4.2 License Grants.

4.2.1 License to GSK.  Subject to the terms and conditions of this Agreement and upon GSK’s exercise of the relevant Option in accordance with Section 4.1 and Dynavax’s receipt of the applicable Option exercise fee, Dynavax and its Affiliates shall be hereby deemed to have granted and hereby grant to GSK the exclusive right and license (even as to Dynavax and its Affiliates, except for the limited purpose of conducting Research and Development activities with respect to Back-up Compounds or formulations as expressly contemplated under Section 5.2) in the Territory, with the right to grant sublicenses, under all of Dynavax’s and its Affiliates’ right, title and interest in and to the Exclusively Licensed IP to make, have made, use, sell, offer for sale and import Compounds under such Dynavax Program as and into GSK Products in the Field during the Term.

4.2.2 No Grant of Rights to Third Parties.  Until such time as the Option Deadline Period, including any Option Deadline Extension Period (as may be extended), for an Option granted to GSK pursuant to Section 4.1 with respect to a given Dynavax Program has expired or terminated (including, for example, because [ * ] terminated a Dynavax Program), Dynavax and its Affiliates shall not grant to any Third Party rights to any Exclusively Licensed IP that are inconsistent with or that would interfere with the grant of the licenses that may result from the exercise of such Option by GSK hereunder.  For the avoidance of doubt, the Parties understand and agree that for so long as an Option is in effect, such Option shall be exclusive as to the Compounds that are the subject of the relevant Dynavax Program, and Dynavax and its Affiliates shall have no right to offer or negotiate with any Third Party with respect to the grant to such Third Party of any right or license, or with respect to any settlement, consent judgment or other disposition of any action or proceeding under Article 8, or with respect to any other encumbrance of any kind, in or to any of such Compounds or any Exclusively Licensed IP that would interfere with the grant of the licenses resulting from the exercise of such

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Option to GSK hereunder.  The grant of the Options by Dynavax hereunder is irrevocable except as provided under Article 12.  GSK acknowledges that certain of the Exclusively Licensed IP to the extent that it pertains to compounds which are not Compounds or Products hereunder is subject to the terms and conditions of the [ * ] and that such grant of rights, so long as such grant is consistent with and does not interfere with the grant of exclusive licenses in the Field and in the Territory from the exercise of an affected Option hereunder, shall not be deemed a breach of this Agreement.

4.3 Technology Transfer after Option Exercise. As soon as reasonably practicable after GSK exercises its Option for a Dynavax Program pursuant to Section 4.1 [ * ], Dynavax shall deliver to GSK, at no cost to GSK, all Information and material in its possession and Control relating to the Compounds in such GSK Development Program, including those documents and materials set out in Exhibit G, and any other such Information as may be in Dynavax’s Control and in the possession of any subcontractors (including third party manufacturers) appointed by Dynavax under Section 2.13, in each case in a format to be agreed between the Parties but which is in an electronically editable format suitable for eCTD submission.  Dynavax shall provide such technology transfer services as may be reasonably necessary to [ * ] the Compound manufacturing processes at GSK’s or GSK’s Third Party manufacturer’s site; provided that GSK shall be responsible for [ * ] to provide those services reasonably necessary to [ * ] of the Compound manufacturing processes by GSK, and [ * ] from Dynavax therefor.  [ * ].  Dynavax shall use Commercially Reasonable Efforts with respect to those activities for which it is responsible to ensure orderly transition and uninterrupted Development of the GSK Development Program.

4.4 Third Party Licenses.

4.4.1 During the Term, [ * ] (a) required for the exploitation of Dynavax’s proprietary platform technology or any other technology used by Dynavax in conducting a Dynavax Program or Dynavax Development Program, (b) obtained by Dynavax prior to the Effective Date, or (c) to the extent related to the composition of matter or method of use of a Compound as contemplated under a Dynavax Program.

4.4.2 With respect to any Third Party license necessary for the manufacture, formulation or commercialization of a GSK Product in a GSK Development Program (other than any license described in Section 4.4.1), after GSK exercises the Option with respect to such GSK Development Program, [ * ] obligation to pay any amounts for Third Party licenses as set forth above shall terminate immediately if GSK or Dynavax (in the case of an uncured material breach by GSK) [ * ].

ARTICLE 5

POST-EXERCISE ACTIVITIES

5.1 GSK Development and Commercialization.

5.1.1 Following exercise of an Option with respect to a Dynavax Program, subject to Sections 5.2 and 5.5, GSK, either itself and/or by and through its Affiliates, Sublicensees or contractors, shall be responsible for all Research, Development, regulatory, manufacturing, marketing, advertising, promotional, launch and sales activities in connection with GSK Products containing Compounds from such Program.  Except as set forth in Section [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.1.2 Subject to Section 5.5.1(c), GSK shall have sole decision-making authority with respect to the Research, Development, progression, regulatory activities, manufacturing and commercialization of any Compound within a GSK Development Program, without submitting such matter to the JSC or Senior Executive Officers.  In the event that the [ * ] for resolution.  [ * ] determine a resolution.  [ * ] in a timely manner, which shall in no case be [ * ].

5.1.3 GSK Diligence.

(a) Following GSK’s exercise of an Option with respect to a Dynavax Program, GSK shall use its Commercially Reasonable Efforts to Develop and commercialize [ * ] in such GSK Development Program in [ * ], subject to the provisions of Section 2.8.  [ * ] provided, however, that the Parties acknowledge and agree that, for the purposes solely of this Section 5.1.3(a), [ * ], it is appropriate for [ * ].  In the event that, as a result of any such [ * ] Country, such right of Dynavax shall be exercised in a manner [ * ] (collectively, the “Coordination Conditions”); provided that if the Coordination Conditions apply, if such Product is commercialized by Dynavax or any Affiliate or sublicensee thereof in such country [ * ], and GSK [ * ], then Dynavax or any Affiliate or licensee thereof shall, to the extent permitted under applicable law, [ * ], as the case may be, or shall [ * ] under this Section 5.1.3 in [ * ].  For clarity, and without limiting any other provision of this Agreement, any dispute regarding the application or enforcement of this Section 5.1.3 shall be [ * ].

(b) Notwithstanding the foregoing Section 5.1.3(a) and for the avoidance of doubt, Dynavax acknowledges and agrees that in the event it (or its Affiliates or sublicensee) commercializes a Product [ * ] then, subject to applicable law, Dynavax shall not, and shall ensure that its Affiliates or any sublicensee shall not, [ * ] unless mutually agreed in writing by the Parties, provided that [ * ].  With respect to  [ * ].  If Dynavax (or its Affiliate or licensee) becomes aware that [ * ], Dynavax shall, or shall cause its Affiliates and licensees to, to the extent permitted under applicable law, [ * ].

5.2 Dynavax Post-Exercise Activities.

5.2.1 Back-up Compounds.  If, upon exercise of the Option with respect to a Dynavax Program, there are not [ * ] Back-up Compounds in such Dynavax Program that [ * ], then Dynavax shall continue, until [ * ] after GSK exercises such Option, to Develop [ * ] Back-up Compounds that [ * ] for such Dynavax Program, at Dynavax’s sole cost and responsibility.  Such Back-up Compounds shall be subject to GSK’s Option and included within the applicable GSK Development Program.  For clarity, efforts undertaken pursuant to this Section 5.2.1 following expiration of the Research Term shall not be deemed to extend the Research Term, but shall be subject to Dynavax’s obligation to use Commercially Reasonable Efforts.

5.2.2 [ * ] Development.  If, after completion of a Proof of Concept Study for a Phase I Ready Compound from a Dynavax Program or GSK Development Program, Dynavax has not [ * ] for such Compound for [ * ] in the applicable Development Plan, then Dynavax shall continue to develop such [ * ], at its sole cost and expense, notwithstanding GSK’s exercise of the Option for the Dynavax Program; provided, however, that an [ * ] of a Compound that is [ * ] shall be considered a [ * ], provided that it meets GSK’s then current requirements for [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.3 Dynavax Development Compounds.

5.3.1 Option Expiration; Dynavax Program Termination.  In the event that the Option Deadline Period, including any Option Deadline Extension Period (as may be extended), for an Option with respect to a particular Dynavax Program that is not [ * ] expires without exercise, or in the event that the [ * ] terminates a Dynavax Program, then such Dynavax Program shall become a Dynavax Development Program, and Dynavax shall have the exclusive right, at its sole discretion, to Research, Develop and commercialize all Compounds within such Dynavax Program as Dynavax Products in the Territory in the Field, alone or with any Third Party or through any Sublicensee, Affiliate or subcontractor.  GSK will have no further obligations to make any milestone, royalty or other payments to Dynavax of any kind under Article 6 with respect to such Compounds or to make any milestone, royalty or other payments of any kind to Dynavax, its Affiliate or any Third Party on account of any Third Party licenses for any such Compounds, except for any [ * ].  Dynavax shall have the right to use, in connection with such Development and commercialization, [ * ] without limitation if such materials are [ * ], but for any Information that is [ * ], Dynavax may only use the Information [ * ].  If Dynavax or its Affiliate or Sublicensee Develops and commercializes a Dynavax Product pursuant to such Dynavax Development Program, Dynavax shall pay to GSK the applicable royalty payments as set forth in Section 6.5 for such Dynavax Products.

5.3.2 GSK Development Termination.  After exercising an Option with respect to a particular Dynavax Program, GSK may, at its sole discretion and without any penalty or liability (other than the transfer of any data, regulatory filings and other Information and grant of rights contemplated under this Section 5.3.2), terminate its Development or commercialization of all the Compounds or GSK Products within such Program upon written notice to Dynavax.  In such event, provided that such Program is [ * ]: (a) all licenses in and to the Exclusively Licensed IP for such Compounds granted to GSK by Dynavax shall immediately terminate, (b) Dynavax shall have the right to continue Development and commercialization of such Compounds under a Dynavax Development Program, (c) the obligations of Dynavax and rights of GSK under [ * ] with respect to such Program will terminate, and (d) GSK (i) hereby grants, conditional upon the occurrence of such termination, an [ * ] to such Compounds and [ * ] as of the time of such termination, to further Develop and commercialize such Compounds as Dynavax Products in the Territory in the Field, (ii) shall transfer to Dynavax, [ * ] and as soon as reasonably practicable after such termination, (a) all material Information [ * ] to such Compounds [ * ], and (b) all [ * ], (iii) shall reasonably cooperate with Dynavax [ * ].  In the event of such termination, Dynavax shall pay to GSK the applicable royalty payments as set forth in Section 6.6 for Dynavax Products containing any such Compounds.

5.4 Safety Data Exchange.  The Parties shall negotiate in good faith a safety data exchange agreement with respect to GSK Products within [ * ] days of GSK’s exercise of an Option.  The safety data exchange agreement shall facilitate management of safety for all GSK Products covered under such agreement in accordance with standards that are no less stringent than in the ICH guidelines, such that the Parties would be able to comply with all regulatory and legal requirements regarding the management of safety data, by providing for the exchange of relevant information in appropriate format within applicable timeframes.

5.5 Co-Development and Co-Promotion by Dynavax.  GSK hereby grants Dynavax an option to co-develop one (1) GSK Product and a related right to co-promote in the U.S. the GSK Product that Dynavax has elected to co-develop, as set forth in this Section 5.5.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.5.1 Co-Development Option.

(a) Generally.  Within [ * ] days following GSK’s exercise of an Option with respect to a Dynavax Program, GSK shall provide to Dynavax [ * ], and shall have the option (the “Co-Development Option”), exercisable by written notice to GSK within [ * ] after receipt of the [ * ], to co-Develop such GSK Product.  If Dynavax elects to co-Develop a GSK Product, Dynavax shall be responsible for [ * ] of the Co-Development Costs incurred by GSK from and after GSK’s exercise of the Option for the applicable Dynavax Program, and the royalty rate applicable to such GSK Product shall be adjusted as set forth in Section 6.4.2(d).

(b) Co-Development Costs.  Upon exercise of the Co-Development Option, Dynavax shall pay to GSK a one-time [ * ] payment equal to [ * ] of the total Co-Development Costs incurred by GSK up to such date for such GSK Product (but not for other Compounds or GSK Products in such GSK Development Program) from and after its exercise of the Option.  For clarity, any payments made by GSK to Dynavax under Article 6 of this Agreement prior to Dynavax’s exercise of the Co-Development Option shall not be considered Co-Development Costs.  In addition, following exercise of the Co-Development Option, Dynavax shall be responsible for [ * ] of the ongoing Co-Development Costs with respect to such GSK Product through and including approval of the NDA.  The Parties shall make reconciling payments for such Co-Development Costs on a Calendar Quarter basis such that each Party bears its respective share (i.e., [ * ]) of the Co-Development Costs incurred during the applicable Calendar Quarter.  In the event that the actual Co-Development Costs are reasonably expected to exceed, as determined by the summation of actual costs to date and official GSK forecasts over the course of the remaining development plan, [ * ] of the estimated costs for the Co-Development Costs as set forth in the GSK Development Plan and Budget, Dynavax shall have [ * ].

(c) Co-Development Governance.  After Dynavax exercises the Co-Development Option as to a particular GSK Product, the JSC or such Subcommittee designated by the JSC shall continue to oversee and make decisions with respect to the Development of the applicable GSK Product, and shall continue to meet on a Calendar Quarter basis or as mutually determined by the Parties.  GSK shall continue to update the GSK Development Plan and Budget for such GSK Product, and shall submit such updated GSK Development Plan and Budget to the JSC for review and approval.  In the event that the JSC cannot reach consensus on any decision with respect to the Development of such GSK Product, [ * ].  For clarity, GSK shall not [ * ].

(d) [ * ] of Dynavax.  In the event of a [ * ] in which [ * ], GSK shall have the right, at its sole discretion, to [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.5.2 Co-Promotion Option.

(a) On or before the date which is [ * ] for a GSK Product for which Dynavax has exercised the Co-Development Option, GSK shall provide to Dynavax a written commercialization plan for such GSK Product (the “Product Marketing Plan”).  Dynavax shall have the option, exercisable by written notice to GSK within [ * ] after receipt of the Product Marketing Plan, to co-promote such GSK Product to [ * ].  Promptly following Dynavax’s exercise of such option, the Parties shall engage in good faith negotiations to prepare and execute a definitive co-promotion agreement describing the co-promotion activities of the Parties for such GSK Product in the United States (the “Co-Promotion Agreement”).  The Co-Promotion Agreement will have [ * ] after Dynavax exercises such option.  In addition, where appropriate, the Parties shall enter into a supply and quality agreement.

(b) The Co-Promotion Agreement shall incorporate the terms and conditions set forth in this Section 5.5.2(b).  Dynavax shall have the right to provide between [ * ] and [ * ] of the [ * ].  All details contributed by Dynavax shall be conducted by Dynavax employees, and Dynavax may not use contract sales representatives to conduct such details.  [ * ]  GSK shall be responsible for receiving and filling orders, booking of sales, controlling invoicing, collection of payments, returns, charge-backs and rebates on sales of the GSK Product in the United States, and shall have sole control over pricing strategies and distribution of the GSK Product in the United States.  GSK shall have responsibility for preparing and producing all promotional materials for the GSK Product at its sole expense, provided, however, that the [ * ].  GSK shall provide samples and promotional materials to Dynavax for distribution to physicians to whom it details the GSK Product.  GSK shall develop and provide equivalent training programs and materials for the GSK Product to sales representatives of both Parties, which programs and materials shall be provided at cost to Dynavax for its sales representatives.  Dynavax may terminate its co-promotion of the GSK Product at any time upon [ * ] written notice to GSK, upon which termination Dynavax and GSK shall reasonably cooperate to transition to GSK Dynavax’s co-promotion activities so as to minimize disruption to sales activity.

(c) [ * ] Dynavax.  In the event of a [ * ] in which [ * ], GSK shall have the right, at its sole discretion, to [ * ].

ARTICLE 6

MILESTONES AND ROYALTIES; PAYMENTS

6.1 Program Funding.  In partial consideration for the Options granted to GSK hereunder, GSK shall pay to Dynavax a non-refundable, non-creditable payment of Ten Million Dollars ($10,000,000) [ * ] after receipt of an invoice from Dynavax on or after the Effective Date.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.2 Development Milestones.

6.2.1 [ * ].

(a) Subject to the terms and conditions set forth in Section 6.2.1(b) and 6.2.3, GSK shall make the non-refundable, non-creditable milestone payments to Dynavax that are set forth below [ * ] after receipt of an invoice following occurrence of the corresponding milestone event with respect to Compounds and GSK Products resulting from the [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Event	Payment
[ * ]
[ * ]	[ * ]
First Dosing in Phase 1 Clinical Trial	$6 million
[ * ]	[ * ]
[ * ]*	[ * ]
[ * ]	[ * ] (see paragraph b below)
[ * ]	[ * ] (see paragraph b below)
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
TOTAL	[ * ]

*  for the purposes of this Section 6.2.1(a) milestone table, the [ * ] Study] would qualify for the milestone event for [ * ].

(b) All of the milestones in Section 6.2.1(a), including the [ * ] payment or the [ * ] payment, are payable only once for the [ * ] and only once for the [ * ].  If, upon achievement of a milestone for the [ * ], any previous milestone has not been paid for such Program, then each such previous milestone shall be payable along with the payment for the milestone then achieved (it being understood that the “[ * ]” payment is

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

not payable for the [ * ] and that “[ * ]” payment is payable for either [ * ] and not both).  If, when GSK exercises its Option for the [ * ], it has not exercised its Option for the [ * ], then the payment for the “[ * ]” shall be increased to [ * ] for the [ * ], or, if the Option is exercised at [ * ], the payment for the “[ * ]” shall be increased to [ * ] for the [ * ].  If Development of a lead Compound in either the [ * ] or the [ * ] is terminated and such Compound is replaced by a Back-up Compound or other Compound, then milestone payments will be paid for such Back-up Compound or other Compound only if the corresponding milestone payment was not already made for the lead Compound.  For clarity, the milestones listed for the [ * ] may be achieved by [ * ] that achieves the milestones for the [ * ], but not for any additional [ * ].  If the [ * ] Option is exercised, the difference between the [ * ] Payment and the [ * ] Payment will become payable as a further milestone upon [ * ] for such Compound, as determined by GSK, or upon the occurrence of [ * ].

6.2.2 [ * ].

(a) Subject to the terms and conditions set forth in Sections 6.2.2(b) and 6.2.3, GSK shall make the non-refundable, non-creditable milestone payments to Dynavax that are set forth below within [ * ] after receipt of an invoice following the occurrence of the corresponding milestone event with respect to Compounds and GSK Products resulting from the Dynavax Programs [ * ].

Event	Payment
[ * ]	[ * ]
[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Event	Payment if Option Exercised at [ * ]	Payment if Option Exercised after Proof of Concept Study (or if exercised after [ * ] Study)
[ * ]	[ * ]	[ * ]
[ * ]
[ * ]	[ * ]	[ * ]
[ * ]*	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
TOTAL	[ * ]	[ * ]

*for the purposes of this Section 6.2.2(a) milestone table, [ * ] Study] would qualify for the milestone event for [ * ].

(b) The milestones in Sections 6.2.2(a) are payable only once for each Dynavax Program [ * ], provided that in each row, either the amount for exercise of Option [ * ] or the amount for exercise of Option after Proof of Concept Study (or, if applicable, after [ * ] Study, as shown in parentheses above) will be payable for each Program depending upon which Option is exercised by GSK, but not for both in a given Program.  If, upon achievement of a milestone for a Dynavax Program, any previous milestone has not been paid for such Program, then each such previous milestone (for the applicable Option exercise time only) shall be payable along with the payment for the milestone then achieved.  For clarity, the milestone event “[ * ]” will be payable only if GSK does not exercise its Option at the [ * ].    For clarity, the milestones listed for the [ * ] may be achieved by either the same or a different Product that achieves the milestones for the [ * ], but not for any [ * ].  If the [ * ] Option is exercised, the difference between the [ * ] Payment and the [ * ] Payment will

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

become payable as a further milestone upon [ * ] for such Compound, as determined by GSK, or upon the occurrence of the [ * ].

6.2.3 Credit.  GSK may offset up to [ * ] in the aggregate of any amounts paid to Dynavax under Section 2.6.4 or 2.6.6 against the milestone payments in Sections 6.2.1 and 6.2.2, provided that such offset may reduce each milestone payment thereunder by no more than [ * ], up to a cumulative total of [ * ].

6.2.4 Milestone Event Definitions.

(a) The phrase “[ * ]” as used in this Article 6 and elsewhere in this Agreement means [ * ].

(b) The phrase “[ * ]” as used in this Article 6 means [ * ].  In the event that GSK or its Affiliate or Sublicensee [ * ].   The phrase “[ * ]” as used in this Article 6 means [ * ].  In the event that GSK or its Affiliate or Sublicensee [ * ].

(c) The phrase “[ * ]” as used in this Article 6 means [ * ].

6.3 Commercialization Milestones.  GSK shall pay to Dynavax, on a GSK Development Program-by-GSK Development Program basis, each of the one-time (per GSK Development Program), non-refundable, non-creditable milestone payments indicated below no later than [ * ] after receipt of an invoice when the aggregate Annual Net Sales of all GSK Products in a GSK Development Program in the Territory (for all indications and without regard to formulation) first reaches the corresponding dollar values.

Aggregate Annual Net Sales (Worldwide)	Payment
[ * ]	[ * ]
[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.4 Royalties.

6.4.1 Patent Royalty.  GSK shall pay to Dynavax incremental royalties on Annual Net Sales of GSK Products, on a country-by-country and GSK Product-by-GSK Product basis, in those countries of the Territory in which [ * ] of such GSK Product is covered by a Valid Claim of a Patent within the Exclusively Licensed IP as of the First Commercial Sale of such GSK Product, or the GSK Product [ * ] (the “Patent Royalty”) at royalty rates as set forth in the table below, except that [ * ] GSK exercised the Option with respect to the applicable Dynavax Program, the royalty rates shall be [ * ] from the rates that are otherwise applicable below.  The penultimate sentence of Section 6.4.2(a) shall apply upon the issuance of a Valid Claim of a Patent within the Exclusively Licensed IP that covers [ * ] of a GSK Product, subject to the terms of this Section 6.4.  The applicable royalty rates for a particular GSK Product shall depend on whether the GSK Product contains a Compound (a) [ * ], (b) [ * ] and GSK exercised the Option [ * ], or (c) from another Program and GSK exercised the Option after the [ * ].

Royalty Rate
Annual Net Sales	[ * ]	[ * ] – [ * ]	[ * ] – [ * ]
First [ * ]	[ * ]	[ * ]	[ * ]
Portion above [ * ] and up to and including [ * ]	[ * ]	[ * ]	[ * ]
Portion above [ * ]	[ * ]	[ * ]	[ * ]

The royalty rates above are incremental rates that apply only for the respective increment of worldwide Annual Net Sales described in the Annual Net Sales column and, thus, once a total Annual Net Sales figure is achieved for the year, the royalties owed on any lower tier portion of Annual Net Sales are not adjusted up to the higher tier rate.  The Patent Royalty as provided in this Section 6.4.1. shall be adjusted as provided in Section 6.4.2.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.4.2 Royalty Adjustments.

(a) Know-How Royalty.  If, on a country-by-country and GSK Product-by-GSK Product basis, there is no Valid Claim of a Patent in the Exclusively Licensed IP that covers [ * ] of the GSK Product at the time of First Commercial Sale (or such Valid Claim exists at the time of First Commercial Sale and subsequently expires) and no applicable data exclusivity exists under statute, regulation or other governmental action at the time of sale, but such [ * ] is covered by either (i) a pending claim of a patent application within the Exclusively Licensed IP or (ii) Information within the Exclusively Licensed IP that has been maintained as a trade secret as evidenced by Dynavax’s, or for jointly owned Information, both Dynavax’s and GSK’s, written records up until the time of such Net Sales of such GSK Product, then GSK shall pay to Dynavax a know-how royalty on Net Sales of such GSK Product in such country at royalty rates equal to [ * ] of the rates set forth in the table in Section 6.4.1 above (the “Know-How Royalty”), subject to the remainder of this Section 6.4.2 and Section 6.4.3, and subject to a further reduction (in addition to the reductions set forth in the remainder of Section 6.4.2 and 6.4.3) of [ * ] from the Know-How Royalty rates that would otherwise be applicable if the only pending claim of a patent application within the Exclusively Licensed IP or the only Information within the Exclusively Licensed IP qualifying under this paragraph is [ * ] with respect to the applicable Dynavax Program.  If such pending claim subsequently issues, then the rates set forth in the table in Section 6.4.1 and as adjusted under Section 6.4.1 above shall thereafter apply, and GSK shall pay to Dynavax an amount equal to the amounts previously paid with respect to GSK Products covered by such claim under this Section 6.4.2(a).  In no event shall a Know-How Royalty be payable for Net Sales of a GSK Product in a country during any period in which a Patent Royalty is payable for such GSK Product in such country.

(b) Royalty Reduction for Competition.  If at any such time that a Third Party product that has been approved for sale by the relevant Regulatory Authority in reliance on the MAA or NDA or their equivalent of a GSK Product (a “Generic Product”) enters the market in a given country, and such Generic Product accounts for more than [ * ] of aggregate unit sales of GSK Products and Generic Product in the given country, as measured by IMS Health or its successor, the Patent Royalty or Know-How Royalty, as applicable as set forth in Section 6.4.1 or 6.4.2(a), respectively, shall be reduced by [ * ] in such country.

(c) Third Party Licenses.  GSK shall be entitled to a credit against the royalty payments due to Dynavax on Net Sales of a GSK Product in a particular country of an amount equal to [ * ] of the [ * ] that are paid by GSK or its Affiliates or Sublicensees to a Third Party with respect to such GSK Product in such country for any license obtained after the exercise of the Option with respect to such GSK Product that is necessary for the commercialization of such GSK Product, as and to the extent set forth in Section 4.4.2, such credit not to exceed [ * ] of the royalty that would otherwise be due to Dynavax on Net Sales of such GSK Product, provided that GSK shall have the right to carry forward for application in future periods any uncredited amount.

(d) Co-Development.  If Dynavax exercises its option to co-develop a GSK Product under Section 5.5, the royalty rate applicable to such GSK Product shall be increased by [ * ] above the applicable royalty rate set forth under Section 6.4.1, as adjusted pursuant to this Section 6.4.2.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.4.3 Royalty Term.  GSK’s obligation to pay a Patent Royalty with respect to a GSK Product shall commence upon the First Commercial Sale of such GSK Product in a particular country in the Territory and will expire on a country‑by‑country and GSK Product-by-GSK Product basis upon the [ * ] of (a) the [ * ] of the GSK Product, or (b) [ * ] with respect to such GSK Product.  GSK’s obligation to pay a Know-How Royalty with respect to a GSK Product shall commence upon the First Commercial Sale of such GSK Product in a particular country in the Territory and will expire on a country‑by‑country and GSK Product-by-GSK Product basis [ * ] after First Commercial Sale in such country.

6.5 Royalty Payments by Dynavax – No Exercise of Option by GSK.  With respect to any Dynavax Program that becomes a Dynavax Development Program upon GSK’s failure to exercise or termination of its Option with respect thereto, or upon the JSC’s or GSK’s termination of such Dynavax Program, if Dynavax elects to Develop and/or commercialize Dynavax Products from such Program, Dynavax shall pay to GSK a royalty on Net Sales of such Dynavax Products at the following rates:

(a) [ * ] if [ * ] before such Dynavax Program became a Dynavax Development Program; and

(b) [ * ] if [ * ] before such Dynavax Program became a Dynavax Development Program.

Dynavax’s obligation to pay royalties under this Section 6.5 with respect to a Dynavax Product shall commence upon the First Commercial Sale of such Dynavax Product in a particular country in the Territory and will expire on a country-by-country and Dynavax Product-by-Dynavax Product basis at the [ * ].

6.6 Royalty Payments by Dynavax – Post-Option Termination by GSK.  With respect to any GSK Development Program that becomes a Dynavax Development Program upon GSK’s termination of its rights with respect thereto following Option exercise, if Dynavax elects to Develop and/or commercialize Dynavax Products from such Program, Dynavax shall pay to GSK a royalty on Net Sales of such Dynavax Products at the following rates:

(a) [ * ] if GSK terminated such GSK Development Program [ * ] from such Program anywhere in the Territory; and

(b) [ * ] if GSK terminated such GSK Development Program [ * ] from such Program anywhere in the Territory.

Dynavax’s obligation to pay royalties under this Section 6.6 with respect to a Dynavax Product shall commence upon the First Commercial Sale of such Dynavax Product in a particular country in the Territory and will expire on a country-by-country and Dynavax Product-by-Dynavax Product basis upon the [ * ] Dynavax Product,  or (ii) [ * ] after the [ * ] in such country.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.7 Reports and Payment of Milestones.  GSK shall make all milestone payments  within [ * ] after receipt by GSK of an invoice from Dynavax with respect to the achievement of such milestone event after GSK has notified Dynavax of achievement of the milestone event in accordance with the terms of this Section 6.7.  Upon exercise of an Option by GSK, GSK shall pay the applicable Option exercise fee within [ * ] of receipt of an invoice from Dynavax after notice from GSK of Option exercise pursuant to Section 4.1.3.  Dynavax shall notify GSK in writing promptly, but in no event later than [ * ], after each achievement of the “[ * ]” and, if GSK has not exercised the Option at the [ * ], “[ * ]” milestones set out in Section 6.2 (it being understood that if Dynavax is conducting a [ * ] Study, the [ * ] Study shall qualify as the milestone event for [ * ]”).  GSK shall notify Dynavax in writing promptly, but in no event later than [ * ], after the achievement of (a) the earlier of (i) the [ * ] or (ii) the [ * ] or [ * ], as applicable, for a Program for which GSK exercised the Option after a [ * ] Study, (b) all other milestones in Section 6.2 and (c) each milestone event set forth in Section 6.3.  Subject to Section 4.1.5, GSK shall pay all milestone payments due (other than for Option exercise) within [ * ] after receipt of an invoice for such payment from Dynavax following the achievement of the corresponding milestone event.

6.8 Reports; Royalty Payments.  Until the expiration of a Party’s royalty obligations under this Article 6, such Party agrees to make written reports to the other Party within [ * ] days after the end of each Calendar Quarter covering all sales of Products in the Territory by such Party and its Affiliates and Sublicensees for which invoices were sent during such Calendar Quarter, each such written report in reasonable detail as available to such Party stating for the period in question:  (a) the total Net Sales for each Product and (b) a calculation of the royalty payment due on such Net Sales pursuant to Article 6.  The information contained in each report under this Section 6.8 shall be considered Confidential Information of the Party providing the report.  Concurrent with the delivery of each such report, the Party delivering such report shall make the royalty payment due the other Party under Article 6 for the Calendar Quarter covered by such report.   In the case of transfers or sales of any Product between the royalty-paying Party and an Affiliate or Sublicensee of such Party, a royalty shall be payable only with respect to the sale of such Product to an independent Third Party and not an Affiliate or Sublicensee of the seller.

6.9 Methods of Payments.  All payments due from one Party (the “Payor”) to the other Party (the “Payee”) under this Agreement shall be paid in Dollars by wire transfer to a bank in the United States designated in writing by the Payee.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.10 Accounting.  Payor agrees to keep full, clear and accurate records for a maximum period of [ * ] after the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Product sold or otherwise disposed of in sufficient detail to enable royalties and compensation payable to the Payee hereunder to be determined.  Payor further agrees, upon not less than [ * ] Calendar Days prior written notice, to permit the books and records relating to such [ * ] to be examined by an independent accounting firm selected by Payee and reasonably acceptable to Payor for the purpose of verifying reports provided by Payor under Section 6.8.  Such audit shall not be performed more frequently than [ * ] and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement.  Such examination is to be made at the expense of Payee, except in the event that the results of the audit reveal an underpayment of royalties, milestones, or other payments to Payee under this Agreement of [ * ] or more per annum over the period being audited, in which case reasonable audit fees for such examination shall be paid by Payor.  When calculating Net Sales, the amount of such sales in foreign currencies shall be converted into Dollars using the standard methodologies employed by Payor for consolidation purposes.  Payor shall provide reasonable documentation of the calculation and reconciliation of the conversion figures on a country-by-country basis as part of its report of Net Sales for the period covered under the report.

6.11 Taxes.

6.11.1 Subject to Section 6.11.2, any tax paid or required to be withheld by GSK for the benefit of Dynavax on account of any royalties or other payments payable to Dynavax under this Agreement shall be deducted from the amount of royalties or other payments otherwise due.  GSK shall secure and send to Dynavax proof of any such taxes withheld and paid by GSK for the benefit of Dynavax, and shall, at Dynavax's request, provide reasonable assistance to Dynavax in recovering such taxes.  Pending receipt of formal certification from the UK Inland Revenue, GSK may pay royalty income and any other payments under this Agreement to Dynavax by deducting tax at a rate specified in the double tax treaty between the UK and US.  Dynavax shall provide the appropriate documentation necessary for GSK not to withhold amounts under the applicable  terms of the double tax agreement between the UK and US.  Dynavax agrees to indemnify and hold harmless GSK against any loss, damage, expense or liability arising in any way from a breach of the foregoing or any breach of Section 10.2.7 with respect to any claim by a UK tax authority or other similar body alleging that GSK was not entitled to deduct withholding tax on such payments at source at the treaty rate.

6.11.2 If GSK or any GSK Affiliate is or becomes liable to withhold any taxes from payments made to Dynavax under Section 6.11.1 as a result of any permitted assignment by GSK pursuant to Section 13.4, [ * ].  Dynavax shall provide GSK with such reasonable evidence as GSK may reasonably request to determine whether the taxes are creditable against taxes payable by Dynavax.

6.11.3 If Dynavax is required to withhold any taxes from payments made to GSK under Section 6.11.1, as a result of an assignment pursuant to Section 13.4, [ * ].  GSK shall provide Dynavax with such reasonable evidence as Dynavax may reasonably request to determine whether the taxes are creditable against taxes payable by GSK.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.12 Late Payments.  Any undisputed amount owed by Payor to Payee under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the rate of [ * ] above the then-applicable prime commercial lending rate of Citibank, N.A., San Francisco, California, or, if lower, the highest rate permitted under applicable law.

ARTICLE 7

EXCLUSIVITY

7.1 Dynavax Exclusivity.  Except pursuant to this Agreement, on a Program-by Program basis during the [ * ] thereafter, Dynavax and/or its Affiliates shall not, either alone or with or for any Third Party, Research, Develop or commercialize any compound in the Field that is [ * ] as a Compound any TLRs or combinations thereof that are the subject of [ * ].  For clarity, nothing in this Section 7.1 shall limit Dynavax’s rights to Develop or commercialize on its own or with or for a Third Party Compounds and Dynavax Products within a Dynavax Development Program, if such Program results from termination or expiration of the Option Deadline Period, including any Option Deadline Extension Period (as may be extended), for an Option without exercise by GSK, the JSC’s or GSK’s decision to terminate a Dynavax Program, or the termination of a GSK Development Program.

7.2 GSK Exclusivity.  Except pursuant to this Agreement, on a Program-by-Program basis during the [ * ] thereafter, GSK and/or its Affiliates shall not, either alone or with or for any Third Party, Research, Develop or commercialize any [ * ] as a Compound, any TLRs or combinations thereof that are the subject of any [ * ].

7.3 Clarification.  For clarity, if [ * ] is the subject of a Dynavax Program, then the restrictions in Sections 7.1 and 7.2 shall not apply to a Party’s Research, Development, or commercialization, whether alone or together with or for the benefit of a Third Party, of a [ * ] that is the subject of such Dynavax Program, provided that [ * ].  Notwithstanding the above, GSK shall have the right to in-license rights from a Third Party, or to conduct research, development or commercialization with respect to any [ * ], provided that the [ * ] is not itself the subject of a [ * ] to develop [ * ].  Upon GSK’s in-license or commencement of research, development or commercialization of such a [ * ], the restrictions set forth in Section 7.1 shall not apply to [ * ].  In the event that the limitation on a TLR does not apply as set forth in the preceding sentence, Dynavax and/or its Affiliates shall nevertheless [ * ] any Research, Development or commercialization activities, either on its own or together with or for the benefit of any Third Party, (i) with respect to a [ * ]) during the [ * ], or (ii) with respect to a [ * ] during the [ * ], if such TLR is not then the subject of a Dynavax Program.  If GSK [ * ], Dynavax shall [ * ].  If Dynavax has not, as may be permitted above in this Section 7.3, previously entered into an agreement with a Third Party regarding a TLR released from the limitations of Section 7.1 as set forth above, GSK may request pursuant to Sections 2.5 and 3.1.4(c) at any time during the respective [ * ] periods that Dynavax initiate and conduct such activities exclusively with GSK as a Dynavax Program under this Agreement.

7.4 Dynavax Exclusivity Exceptions.  Notwithstanding the foregoing in Section 7.1, Dynavax will have the right to perform the following activities:

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.4.1 Continue to research, develop, manufacture and commercialize compounds which do not qualify under the definition of Compounds hereunder in accordance with [ * ].  For the avoidance of doubt, nothing herein will impair or interfere with Dynavax’s obligations under [ * ]

7.4.2 Continue to research, develop, manufacture and commercialize compounds which do not qualify under the definition of Compounds hereunder in accordance with [ * ].

ARTICLE 8

OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

8.1 Ownership.

8.1.1 Dynavax Compound IP and GSK Development IP.  Dynavax shall retain all of its rights, title and interest in and to the Dynavax Compound IP, and GSK shall retain all of its rights, title and interest in and to the GSK Development IP, except to the extent that any rights or licenses are expressly granted by one Party to the other Party under this Agreement.

8.1.2 Intellectual Property Arising During Research & Development Activities.  GSK shall be the sole owner of any Patents and Information discovered, developed, invented or created solely by or on behalf of GSK personnel under this Agreement, and GSK shall retain all of its rights, title and interest thereto, except to the extent that any rights or licenses are expressly granted thereunder by GSK to Dynavax under this Agreement.  Dynavax shall be the sole owner of any Patents or Information discovered, developed, invented or created solely by or on behalf of Dynavax personnel under this Agreement, and Dynavax shall retain all of its rights, title and interest thereto, except to the extent that any rights or licenses are expressly granted thereunder to GSK under this Agreement. Any Patents or Information that are discovered, developed, invented or created jointly by or on behalf of GSK and Dynavax under this Agreement shall be owned jointly by GSK and Dynavax, and all rights, title and interest thereto shall be jointly owned by the Parties, subject to any exclusive rights or licenses that are expressly granted to a Party under this Agreement.  Except as expressly provided in this Agreement, neither Party shall have [ * ], by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.2 Prosecution and Maintenance of Patents.

8.2.1 Dynavax Compound Patents.  As between the Parties, [ * ] shall be responsible for the Prosecution and Maintenance of the Dynavax Compound Patents.  Notwithstanding the foregoing, [ * ] will use Commercially Reasonable Efforts to obtain a reasonable scope of patent protection for Compounds that satisfy the Pre-Candidate Selection Criteria covered by claims of Dynavax Compound Patents, using counsel of its own choice but reasonably acceptable to [ * ] informed as to material developments with respect to the Prosecution and Maintenance of such Dynavax Compound Patents, including without limitation by providing copies of all substantive office actions or any other substantive documents that [ * ] receives from any patent office, including without limitation notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions, and by providing [ * ] the timely opportunity to have input into all substantive aspects of such Prosecution and Maintenance.  [ * ] in good faith, with respect to the Prosecution and Maintenance of any Dynavax Compound Patents.  Any dispute regarding the Prosecution and Maintenance of any Dynavax Compound Patents shall be referred [ * ] for resolution.

8.2.2 GSK Development Patents.  As between the Parties, GSK shall control the Prosecution and Maintenance of any Patents in the GSK Development IP (“GSK Development Patents”).  Notwithstanding the foregoing, GSK shall use Commercially Reasonable Efforts to consult with Dynavax in connection with the Prosecution and Maintenance of the GSK Development Patents; provided, however, that GSK shall not be required to disclose any confidential information that is not specific to the Programs.  Input shall be provided and consideration undertaken and concluded by the Parties in a timely manner so as not to jeopardize the pendency of the application under review or otherwise negatively affect or limit the rights of any Party hereto.  Should the Parties fail to agree on any matter in this Section 8.2.2, GSK shall have the final say on such matter.

8.2.3 Collaboration Patents.

(a) [ * ] shall be responsible for the Prosecution and Maintenance of the Collaboration Patents solely [ * ].  Notwithstanding the foregoing, [ * ] will use Commercially Reasonable Efforts to obtain a reasonable scope of patent protection for Compounds that satisfy the Pre-Candidate Selection Criteria covered by claims of such Collaboration Patents, using counsel of its own choice but reasonably acceptable to [ * ] informed as to material developments with respect to the Prosecution and Maintenance of such Patents, including without limitation by providing copies of all substantive office actions or any other substantive documents that [ * ] receives from any patent office, including without limitation notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions, and by providing [ * ] the timely opportunity to have input into all substantive aspects of such Prosecution and Maintenance.  [ * ], with respect to the Prosecution and Maintenance of any such Patents.  Any dispute regarding the Prosecution and Maintenance of any Collaboration Patents [ * ].

(b) GSK shall be responsible for the Prosecution and Maintenance of the Collaboration Patents solely owned by GSK.  Notwithstanding the foregoing, GSK shall use Commercially Reasonable Efforts to consult with Dynavax in connection with the Prosecution and Maintenance of such Collaboration Patents.  Any dispute regarding the Prosecution and Maintenance of any Collaboration Patents owned solely by GSK shall be [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) GSK shall be responsible for the Prosecution and Maintenance of the Collaboration Patents jointly owned by GSK and Dynavax.  GSK shall keep Dynavax informed as to material developments with respect to the Prosecution and Maintenance of such Patents, including without limitation by providing copies of all substantive office actions or any other substantive documents that GSK receives from any patent office, including without limitation notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions, and by providing Dynavax the timely opportunity to have input into all substantive aspects of such Prosecution and Maintenance.  GSK shall consult with Dynavax and shall take into account any comments from Dynavax in good faith, with respect to the Prosecution and Maintenance of any such Patents.  Any dispute regarding the Prosecution and Maintenance of such Collaboration Patents shall be [ * ].

8.2.4 Filing Decision or Prosecution Lapse.  If, during the Term, the Party responsible Prosecuting and Maintaining a Patent in the Dynavax Compound Patents or Collaboration Patents in any country decides not to file such Patent or intends to allow such Patent to lapse or become abandoned without having first filed a substitute, the prosecuting or maintaining Party shall, whenever practicable, notify the other Party of such decision or intention at least [ * ] Calendar Days prior to the date upon which the subject matter of such Patent shall become unpatentable or such Patent shall lapse or become abandoned, and such other Party shall thereupon have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance thereof at its own expense with counsel of its own choice.

8.2.5 Prosecution and Maintenance Following GSK’s Exercise of an Option.  Notwithstanding the foregoing, following GSK’s exercise of an Option, GSK will be solely responsible for the Prosecution and Maintenance of all Patents in the Dynavax Compound IP and Collaboration Patents that contain claims covering GSK Development Compounds and GSK Products.  Notwithstanding the foregoing in this Section 8.2, following GSK’s termination of a GSK Development Program, Dynavax will be solely responsible for the Prosecution and Maintenance of the Dynavax Compound Patents and the Collaboration Patents owned solely by Dynavax or jointly by Dynavax and GSK.

8.3 Patent Costs.

8.3.1 Collaboration Patents.  [ * ] shall be responsible for all Patent Costs associated with the Prosecution and Maintenance of Collaboration Patents owned solely by Dynavax.  [ * ] shall be responsible for all Patent Costs associated with the Prosecution and Maintenance of Collaboration Patents owned solely by GSK or owned jointly by GSK and Dynavax.

8.3.2 Dynavax Compound IP and GSK Development IP.  Dynavax shall be responsible for all Patent Costs incurred by Dynavax prior to and after the Effective Date with respect to any Dynavax Compound IP.  GSK shall be responsible for all Patent Costs incurred by GSK prior to and after the Effective Date with respect to GSK Development IP.

8.3.3 Patent Costs Following GSK’s Exercise of an Option.  Notwithstanding the foregoing, following GSK’s exercise of an Option, [ * ] will be responsible for all Patent Costs going forward that are associated with the Prosecution and Maintenance of all Patents in the Dynavax Compound IP and Collaboration Patents that contain claims covering GSK Development Compounds and GSK Products.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.4 Defense of Claims Brought by Third Parties.

8.4.1 Compounds.  If a Third Party asserts that a Patent or other right owned by it is infringed by the manufacture, use, sale or importation of any Compound in a Dynavax Program as to which GSK has not exercised its Option, or any Compound within a Dynavax Development Program, Dynavax shall have the primary right but not the obligation to defend against any such assertions at its cost and expense.  In the event Dynavax elects to defend against any such Third Party claims, Dynavax shall have the sole right to direct the defense of any such Third Party claims and to elect to settle such claims, but only with the prior written consent of GSK for a proposed settlement, not to be unreasonably withheld.  In the event that Dynavax elects not to defend against such Third Party claims within [ * ] Calendar Days of learning of same, GSK shall have the right, but not the duty, to defend against such action and thereafter shall have the right to direct the defense of any such Third Party claim(s), including the right to settle such claims, but only with the prior written consent of Dynavax for a proposed settlement, not to be unreasonably withheld.  In any event, the Parties shall reasonably assist one another and cooperate in any such litigation at the other’s request without expense to the requesting Party.  Each Party may at its own expense and with its own counsel join any defense brought by the other Party.

8.4.2 GSK Development Compounds.  If a Third Party asserts that a Patent or other right owned by it is infringed by the manufacture, use, sale or importation of any GSK Development Compound or GSK Product, GSK shall have the primary right but not the obligation to defend against any such assertions at its cost and expense.  In the event GSK elects to defend against any such Third Party claims, GSK shall have the sole right to direct the defense of such Third Party claims and to elect to settle such claims.  In the event that GSK elects not to defend against such Third Party claims within [ * ] Calendar Days of learning of same, Dynavax shall have the right, but not the duty, to defend against such an action and thereafter shall have the sole right to direct the defense of any such Third Party claim(s), including the right to settle such claims.  In any event, the Parties shall reasonably assist one another and cooperate in any such litigation at the other’s request without expense to the requesting Party.  Each Party may at its own expense and with its own counsel join any defense brought by the other Party.

8.5 Enforcement of Dynavax or GSK Intellectual Property Rights.

8.5.1 Duty to Notify of Infringement.  If any Party learns of an infringement, unauthorized use, misappropriation or threatened infringement or other such activity by a Third Party with respect to any Collaboration IP, Dynavax Compound IP, or GSK Development IP (“Competitive Infringement”), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Competitive Infringement.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.5.2 Prior to Exercise of Option.

(a) Prior to GSK’s exercise of an Option, with respect to any Collaboration IP solely owned by Dynavax or any Dynavax Compound IP that is the subject of such Competitive Infringement, Dynavax shall have the first right to bring and control any such action.  Unless subject to an agreement between Dynavax and a Third Party in existence as of the Effective Date that would preclude Dynavax from granting such right to GSK, if Dynavax fails to bring any such action or proceeding within a period of [ * ] Calendar Days after first being notified of such Competitive Infringement, then GSK shall have the right, but not the obligation, to bring and control any such action by counsel of its own choice, and Dynavax shall have the right to be represented in any such action by counsel of its own choice at its own expense.

(b) Prior to GSK’s exercise of an Option, except as provided in Section 8.5.2(a), the Party responsible for Prosecuting and Maintaining a Collaboration Patent shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect thereto by counsel of its own choice, and the other Party shall have the right, at its own expense, to be represented in that action by counsel of its own choice.  If the Party having the primary right fails to bring any such action or proceeding within a period of [ * ] Calendar Days after first being notified of such Competitive Infringement, then the other Party shall have the right, but not the obligation, to bring and control any such action by counsel of its own choice, and the Party not bringing the action shall have the right to be represented in any such action by counsel of its own choice at its own expense.

8.5.3 Following Exercise of Option. Following GSK’s exercise of an Option, and before GSK’s termination of Development and commercialization, with respect to the Program containing Compounds that are the subject of any Competitive Infringement, GSK shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect thereto by counsel of its own choice, and Dynavax shall have the right, at its own expense, to be represented in that action by counsel of its own choice.  If GSK fails to bring an action or proceeding within a period of [ * ] Calendar Days after first being notified of such Competitive Infringement, Dynavax shall have the right to bring and control any such action by counsel of its own choice, and GSK shall have the right to be represented in any such action by counsel of its own choice at its own expense.

8.5.4 After GSK’s Termination of a Program. After GSK’s termination of Development and commercialization with respect to a Program containing Compounds that are the subject of any Competitive Infringement of a Collaboration Patent, Dynavax shall have the sole right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect thereto by counsel of its own choice.

8.5.5 Settlement. Any settlement, consent judgment or other disposition of any action or proceeding under this Article 8 shall not (a) include the grant of any license, covenant or other rights to any Third Party that would limit or interfere with or reduce the scope of the subject matter included under the exclusive licenses to be granted or granted to GSK pursuant to the exercise of any of its Options to Programs under Section 4.2.1, or (b) limit or interfere with or reduce the scope of the subject matter claimed in any patent owned (solely or jointly) by the other Party.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.5.6 Share of Recoveries.  If one Party brings any such action or proceeding in accordance with this Section 8.5, the second Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the suit.  The costs and expenses of the Party bringing suit under this Section 8.5 shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of such action; and then (ii) any remaining proceeds shall be allocated between the Parties such that the Party bringing suit under this Section 8.5 retains [ * ] and other Party retains [ * ] of such amount.  Any such damages or other monetary awards as recovery shall be [ * ] of Net Sales for the purpose of determining royalties due under Article 6 hereunder. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.5 may be entered into without the consent of the Party not bringing the suit; provided that such settlement, consent judgment or other disposition does not admit the invalidity or unenforceability of the relevant Patent in the Dynavax Compound Patents, GSK Development Patents, or Collaboration IP, and provided further, that any rights granted under the relevant Patent to continue the infringing activity in such settlement, consent judgment or other disposition shall be limited to those rights that the granting Party otherwise has the right to grant, and provided further, that any settlement, consent judgment or other disposition shall not include the grant of any license, covenant or other rights to any Third Party that would limit or interfere with or reduce the scope of the subject matter included under the exclusive licenses to be granted to GSK pursuant to the exercise of any of its Options to Programs under Section 4.2.1.

8.5.7 35 USC 271(e)(2) Infringement.  Notwithstanding anything to the contrary in this Section 8.5, for infringement under 35 USC 271(e)(2) where GSK has exercised its Option and where GSK is the holder of the applicable NDA, and for so long as GSK maintains or retains its exclusive license under such Option, GSK shall have the sole right to initiate legal action to enforce all Collaboration IP, GSK Development IP and Dynavax Compound IP licensed to it against infringement or misappropriation by Third Parties or defend any declaratory judgment action relating thereto at its sole expense.

8.5.8 Regulatory Data Protection.  To the extent required by law or permitted by law, each Party will use Commercially Reasonable Efforts to promptly, accurately and completely list, with the applicable Regulatory Authorities during the Term, all applicable Patents for any Product that such Party intends to, or has begun to, commercialize and that have become the subject of a marketing application submitted to FDA, such listings to include all so called “Orange Book” listings required under the Hatch-Waxman Act and all so called “Patent Register” listings as required in Canada.  Prior to such listings, the Parties will meet to evaluate and identify all applicable Patents.  Notwithstanding the preceding sentence, the Party holding the NDA for the applicable Product will retain final decision-making authority as to the listing of all applicable Patents for such Product, regardless of which Party owns such Patent.

8.6 Other Agreement(s).  GSK’s rights under this Article 8 with respect to any Dynavax Compound Patents or Collaboration Patents shall be subject to the rights that one or more Third Parties may have, or the obligations that Dynavax may have, in each case to file, prosecute, maintain, and/or enforce such Patents under the agreement(s) listed in Schedule 8.6, but only to the extent that any of such rights or obligations with respect to any Third Party under any of the Agreements listed in Schedule 8.6 pertain solely to compounds that do not qualify under the definition of Compounds hereunder.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidentiality; Exceptions.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including but not limited to trade secrets, know-how, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial, and Research and Development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

9.1.1 was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

9.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

9.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or

9.1.4 was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.2 Authorized Disclosure.  Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (i) under appropriate confidentiality provisions similar to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including, without limitation, the rights to commercialize Products and to grant licenses and sublicenses hereunder); or (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining regulatory approval, conducting pre-clinical activities or clinical trials, marketing Products, or otherwise required by law; provided, however, that if a Receiving Party is required by law or regulation to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; or (iii) in communication with investors, consultants, advisors or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (iv) to the extent mutually agreed to in writing by the Parties; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives the Confidential Information pursuant to this Section 9.2 to treat such Confidential Information as required under this Article 9.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.3 Press Release; Disclosure of Agreement.  On or promptly after the Effective Date, the Parties shall jointly issue a public announcement of the execution of this Agreement in the form attached hereto as Exhibit F.  Neither Party shall be free to issue any press release or other public disclosure regarding the Agreement or the Parties’ activities hereunder, or any results or data arising hereunder, except (a) with the other Party’s prior written consent, or (b) for any disclosure that is reasonably necessary to comply with applicable national securities exchange listing requirements or laws, rules or regulations, with the other Party’s consent not to be unreasonably withheld or delayed beyond a time reasonably in advance of the required disclosure deadline necessary to comply with applicable national securities exchange listing requirements or laws, rules or regulations.  The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any such press releases prior to the issuance thereof, and a Party may not unreasonably withhold consent to such releases.  Except to the extent required by law or as otherwise permitted in accordance with this Section 9.3, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld.  Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release.  Except under extraordinary circumstances, when the following notice may not be possible but in which event the press release will still be provided to the other Party for comment before release, each Party shall provide the other with an advance copy of any such announcements at least [ * ] prior to its scheduled release.  Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise required by laws, rules or regulations, the Party whose announcement has been reviewed shall remove any Confidential Information of the reviewing Party that the reviewing Party reasonably deems to be inappropriate for disclosure.  The principles to be observed by Dynavax and GSK in any such permitted public disclosures with respect to this Agreement shall be: accuracy and completeness, the requirements of confidentiality under this Article 9, and the normal business practice in the pharmaceutical and biotechnology industries for disclosures by companies comparable to Dynavax and GSK.  Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed in the same context, either Party may subsequently disclose the same information to the public without the consent of the other Party.  Each Party shall be permitted to disclose the terms of this Agreement, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement, to any actual or potential acquirers, merger partners, and professional advisors.  Each Party shall give the other Party a reasonable opportunity to review all filings with the United States Securities and Exchange Commission describing the terms of this Agreement prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

9.4 Termination of Prior Agreement. This Agreement supersedes the Confidentiality Agreement between Dynavax and GSK dated [ * ] (including any and all amendments thereto).  All information exchanged between the Parties under that agreement shall be deemed Confidential Information hereunder and shall be subject to the terms of this Article 9.

9.5 Remedies.  Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 9.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.6 Publications.  Neither Party or its Affiliates shall publish or publicly disclose the results of any of the Research and/or Development activities conducted by either Party under this Agreement without the prior written consent of the other Party, except as expressly permitted in this Section 9.6 or otherwise in this Agreement.  The Parties recognize that it may be useful or required to publish or publicly disclose the results of Research and Development work on Programs, and each Party (and its Affiliates and Sublicensees) shall be free to publish or publicly disclose such results, subject to the prior review by the other Party for patentability and protection of its Confidential Information as described in this Section 9.6.  For Dynavax, the publication right conveyed by the preceding sentence shall apply solely to Compounds prior to the exercise of an Option by GSK to the relevant Dynavax Program, if approved by GSK, such approval not to be unreasonably withheld or delayed.  The Party that desires to publish results hereunder shall provide to the other Party a copy of such proposed abstract, manuscript, or presentation no less than [ * ] prior to its intended submission for publication.  The reviewing Party shall respond in writing promptly and in no event later than [ * ] after receipt of the proposed material, with one or more of the following:  (i) comments on the proposed material, which the publishing Party must consider in good faith, (ii) a specific statement of concern, based upon the need to seek patent protection or to block publication if the reviewing Party determines that the proposed disclosure is intellectual property that should be maintained as a trade secret to protect a Compound or any Research and/or Development activities conducted under this Agreement, or (iii) an identification of the reviewing Party’s Confidential Information that is contained in the material reviewed.  In the event of concern over patent protection or whether maintaining a trade secret would be a priority, the publishing Party agrees not to submit such publication or to make such presentation that contains such information until the reviewing Party is given a reasonable period of time ([ * ]) to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues or to abandon such proposed publication if the reviewing Party reasonably determines in good faith that maintaining such information as a trade secret is a commercially-reasonable priority.  Any Confidential Information of such other Party shall be removed.  Furthermore, with respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties, such materials shall be subject to review under this Section 9.6 to the extent that GSK or Dynavax (as the case may be) has the right to do so.    For clarity, (a) prior to the exercise of the relevant Option to a given Program by GSK, any proposed publication by Dynavax relating to a Dynavax Program or any Compounds shall be subject to review by GSK in accordance with the terms of this Section 9.6, but after the expiration of the relevant Option without exercise by GSK or after the termination of a Program which then reverts to Dynavax, Dynavax shall then be free to publish or publicly disclose any results that relate to any Compounds or Dynavax Products in such Dynavax Program or Dynavax Development Program without any review by GSK under this Section 9.6, unless such proposed disclosure or publication contains any GSK Development IP, in which case GSK shall have the right to review and approve such disclosure as stated under this Section 9.6 above, and (b) after the exercise by GSK of its Option to a Program, except as required by law or securities regulations, Dynavax shall not have the right to make any publication relating to such Dynavax Program or any Compounds or GSK Development Compounds or GSK Products without the prior written consent of GSK, and GSK shall have the right to make any such publication relating to such Dynavax Program or any Compounds or GSK Development Compounds or GSK Products without any review by Dynavax under this Section 9.6.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.7 Clinical Trial Register.   Each of GSK and Dynavax shall have the right to publish summaries of results from any human clinical trials conducted by such Party under this Agreement on its clinical trials registry, without requiring the consent of the other Party, subject to the last sentence of this Section 9.7; provided, however, that GSK shall have no right, without the consent of Dynavax, to so publish data generated by Dynavax prior to GSK’s exercise of its Option with respect to the relevant Compounds under the relevant Dynavax Program, and, after the exercise of its Option to such Dynavax Program, GSK shall have the right to so publish any previously existing and/or any subsequently arising data that is or may be generated by either Dynavax or GSK or by their respective Affiliates or Sublicensees with respect to the relevant Compound(s) without obtaining the consent of Dynavax, except with respect to any Compounds which are being pursued under a Dynavax Development Program after termination by GSK of such Compounds as GSK Development Compounds or after GSK declines to exercise its Option with respect to such Dynavax Program.   In addition, after the exercise of its Option by GSK to a particular Dynavax Program, Dynavax shall not have the right to publish any of such data, without the prior consent of GSK, pertaining to the relevant Compounds or the Dynavax Program, except with respect to any Compounds which are being pursued under a Dynavax Development Program after termination by GSK of such Compounds as GSK Development Compounds.  The Parties shall discuss and reasonably cooperate in order to facilitate the process to be employed in order to ensure the publication of any such summaries of human clinical trials data and results as required on the clinical trial registry of each respective Party, and shall provide the other Party via submission to the Joint Patent Subcommittee established under Section 3.1.8, at least [ * ] Calendar Days prior notice to review the clinical trials results to be published for the purposes of preparing any necessary Patent filings.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of Both Parties.  Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

10.1.1 such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

10.1.2 such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

10.1.3 this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

10.1.4 the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.1.5 no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required to obtain HSR clearance; and

10.1.6 it has not employed (and, to the best of its knowledge without further duty of inquiry, has not used a contractor or consultant that has employed) any individual or entity debarred by the FDA (or subject to a similar sanction of EMEA), or, to the best of its knowledge without further duty of inquiry, any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA), in the conduct of any pre-clinical activities or clinical studies of Compounds.

10.2 Representations, Warranties and Covenants of Dynavax.  Dynavax hereby represents, warrants, and covenants to GSK, as of the Effective Date, and covenants to GSK  during the Term (or the applicable portion thereof) as applicable for Sections 10.2.3 and 10.2.6-10.2.9, that:

10.2.1 To its knowledge, Dynavax is the owner of, or has Control via a license to, the Dynavax Compound IP;

10.2.2 To its knowledge, Dynavax has the right to grant all rights and licenses it purports to grant to GSK with respect to the Dynavax Compound IP under this Agreement;

10.2.3 Except as set forth on Schedule 10.2 only with respect to compounds that do not qualify as Compounds as defined under this Agreement, Dynavax has not granted as of the Effective Date, and during the Term Dynavax shall not grant, any right or license, encumbrance, lien or other interest of any kind (other than general liens arising in the ordinary course of business which are not specific to any of the Dynavax Compound IP or to any Collaboration IP) to any Third Party relating to any of the Dynavax Compound IP or any of Dynavax’s right, title or interest in any of the Collaboration IP that would conflict or interfere with or limit the scope of any of the rights or licenses granted or to be granted to GSK hereunder pursuant to the exercise of any Option to any Program;

10.2.4 Dynavax has not granted any liens or security interests on the Dynavax Compound IP or Collaboration IP under the Symphony Agreement or the AstraZeneca Agreement or any other collaboration or license agreement;

10.2.5 Dynavax has not withheld from GSK any material data or any material correspondence, including without limitation any correspondence to or from any Regulatory Authority, in existence as of the Effective Date with respect to the Dynavax Programs or Compounds that it is aware would have a material adverse effect upon GSK’s scientific, commercial, safety and regulatory assessment of the liabilities of the collaboration between the Parties as contemplated under this Agreement;

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.2.6 To its knowledge, Dynavax has disclosed or provided access to as of the Effective Date, and thereafter until the exercise or expiration of the Option with respect to a Dynavax Program shall disclose to GSK and exchange, all data and information and all correspondence to or from any Regulatory Authority then available, regardless of whether such data, correspondence and information would have a positive or negative impact on the potential commercial, scientific or strategic value or attractiveness of the Compounds, that is in Dynavax’s reasonable business judgment material to a reasonable assessment by GSK of the scientific, commercial, safety, and regulatory liabilities of the Compounds to be considered by GSK in deciding whether or not to exercise its Option with respect to such Dynavax Program;

10.2.7 Dynavax is resident for tax purposes in the US and is entitled to relief from United Kingdom income tax under the terms of the double tax agreement between the UK and US and, during the Term, Dynavax shall notify GSK immediately in writing in the event that Dynavax ceases to be entitled to such relief and in such event, the withholding rights of GSK pursuant to Section 6.11.1 shall apply.

10.2.8 During the Term until the exercise or expiration of an Option with respect to a Dynavax Program, Dynavax will not knowingly use any compound in such Dynavax Program that, to its knowledge, is encumbered by any Third Party lien (other than general liens created in the ordinary course of business which are not specific to any of the Dynavax Compound IP or to any Collaboration IP) or restriction or any Third Party right or obligation that would conflict or interfere with any of the rights or licenses granted or to be granted to GSK hereunder pursuant to the exercise of such Option or by operation of the provisions of Article 12;

10.2.9 During the Term, Dynavax shall notify GSK in writing within ten (10) Calendar Days in the event that it has [ * ], based upon then-current or reasonable [ * ]; and

10.2.10 During the Term, Dynavax shall use its reasonable business judgment to [ * ], to the extent necessary for GSK to make, have made, use, sell, offer for sale or import GSK Products.

10.3 Mutual Covenants.  Each Party hereby covenants to the other Party that:

10.3.1 All employees of such Party or its Affiliates working under this Agreement will be under the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof;

10.3.2 Such Party will not employ (or, to the best of its knowledge without further duty of inquiry, will not use any contractor or consultant that employs) any individual or entity debarred by the FDA (or subject to a similar sanction of EMEA) or, to the best of its knowledge without further duty of inquiry, any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMEA), in the conduct of its activities under any Program;

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.3.3 Such Party shall (a) perform its activities pursuant to this Agreement in compliance with good laboratory and clinical practices and cGMP, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted; (b) with respect to the care, handling and use in Research and Development activities hereunder of any non-human animals by or on behalf of such Party, at all times comply (and shall ensure compliance by any of its subcontractors) with all applicable federal, state and local laws, regulations and ordinances, and also with the most current best practices for comparable-sized pharmaceutical or biotechnology companies for the proper care, handling and use of animals in pharmaceutical Research and Development activities, and at all times with the “3R Principles” (reducing the number of animals used, replacing animals with non-animal methods whenever possible and refining the Research techniques used), subject to the other Party’s reasonable right of inspection; (c) promptly and in good faith undertake reasonable corrective steps and measures to remedy the situation to the extent that any significant deficiencies are identified as a result of such inspection; and (d) with respect to any biological samples obtained from humans, obtain the appropriate informed consents in advance for the use of all such human biological samples, and use such samples at all times within the scope of the relevant informed consents;

10.3.4 Neither Party shall, during the Term, grant any right or license or encumbrance or lien of any kind (other than general liens created in the ordinary course of business which are not specific to any of the Dynavax Compound IP, the GSK Development IP, or to any Collaboration IP) to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict or interfere with any of the rights or licenses granted or to be granted to the other Party hereunder pursuant to the provisions of Article 4 or by operation of the provisions of Article 12; and

10.3.5 Each Party will notify the other Party in writing promptly in the event that it has actual knowledge of the material breach of any covenant under Section 10.2 or this Section 10.3 or the material breach of any representation or warranty provided by either Party under Section 10.1 or by Dynavax under Section 10.2.

10.4 Disclaimer.  Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE DOES NOT INFRINGE ANY PATENT RIGHTS OF THIRD PARTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Without limiting the generality of the foregoing, each Party disclaims any warranties with regards to:  (a) the success of any study or test commenced under this Agreement, (b) the safety or usefulness for any purpose of the technology or materials, including any Compounds, it provides or discovers under this Agreement; and/or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE 11

INDEMNIFICATION; INSURANCE

11.1 Indemnification by GSK.  GSK shall indemnify, defend and hold harmless Dynavax and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses, including, but not limited to, the reasonable fees of attorneys and other professional Third Parties (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:

11.1.1 the negligence, recklessness or wrongful intentional acts or omissions of GSK and/or its Affiliates and its or their respective directors, officers, employees and agents, in connection with GSK’s performance of its obligations or exercise of its rights under this Agreement;

11.1.2 any breach of any representation or warranty or express covenant made by GSK under Article 10 or any other provision under this Agreement;

11.1.3 the Development that is actually conducted by and/or on behalf of GSK (excluding any Development carried out by and/or on behalf of Dynavax hereunder), the handling and storage by and/or on behalf of GSK of any chemical agents or other compounds for the purpose of conducting Development by or on behalf of GSK, and the manufacture, marketing, commercialization and sale by GSK, its Affiliate or Sublicensee of any Compound or GSK Product; or

11.1.4 the alleged infringement or misappropriation of the intellectual property rights of any Third party or a claim or defense of unenforceability due to inequitable conduct brought before the United States Patent and Trademark Office or a United States District Court and any resulting antitrust claims arising therefrom, in each case, to the extent based upon or attributable to the Patents for which and to the extent GSK is responsible for the Prosecution and Maintenance under Article 8;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to the negligence, recklessness or wrongful intentional acts or omissions of Dynavax and/or its Affiliates, or their respective directors, officers, employees or agents.

11.2 Indemnification by Dynavax.  Dynavax shall indemnify, defend and hold harmless GSK and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party Claims based upon:

11.2.1 the negligence, recklessness or wrongful intentional acts or omissions of Dynavax and/or its Affiliates and/or its or their respective directors, officers, employees and agents, in connection with Dynavax’s performance of its obligations or exercise of its rights under this Agreement;

11.2.2 any breach of any representation or warranty or express covenant made by Dynavax under Article 10 or any other provision under this Agreement;

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.2.3 the Research and/or Development actually conducted by or on behalf of Dynavax (excluding any Research and Development carried out by or on behalf of GSK or its Affiliate, Sublicensee or subcontractor, provided however that the Research and Development which is to be carried out by or on behalf of Dynavax hereunder shall not be considered or interpreted to be Research and Development carried out by or on behalf of GSK), the handling and storage by and/or on behalf of Dynavax of any chemical agents or other compounds for the purpose of conducting Research and/or Development by or on behalf of Dynavax, and the manufacture, marketing, commercialization and sale by Dynavax, its Affiliate or Sublicensee of any Compound or Dynavax Product; or

11.2.4 the alleged infringement or misappropriation of the intellectual property rights of any Third Party or a claim or defense of unenforceability due to inequitable conduct brought before the United States Patent and Trademark Office or a United States District Court and any resulting antitrust claims arising therefrom, in each case, to the extent based upon or attributable to the Patents in the Exclusively Licensed IP for which and to the extent Dynavax is responsible for the Prosecution and Maintenance under Article 8;

except, in each case above, to the extent such Claim arose out of or resulted from or is attributable to the negligence, recklessness or wrongful intentional acts or omissions of GSK and/or its Affiliate, or their respective directors, officers, employees and agents.

11.3 Procedure.  In the event that any person (an “Indemnitee”) entitled to indemnification under Section 11.1 or Section 11.2 is seeking such indemnification, such Indemnitee shall (i) inform, in writing, the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, (ii) permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, taking into consideration in good faith any reasonable concerns or objections raised by the Indemnitee; provided that such settlement does not impose any obligation on, or otherwise adversely affect, the Indemnitee or other Party), (iii) cooperate as reasonably requested (at the expense of the indemnifying Party) in the defense of the claim, and (iv) undertake all reasonable steps to mitigate any loss, damage or expense with respect to the claim(s).

11.4 Insurance.

11.4.1 Dynavax’s Insurance Obligations.  Dynavax shall maintain, at its cost, with effect from [ * ] (including, without limitation, all Products and any product based thereon) [ * ] hereunder and during the Term thereafter, adequate insurance against liability and other risks associated with its activities contemplated by this Agreement, including but not limited to its Clinical Trials and its indemnification obligations herein, in such amounts and on such terms as are customary for prudent practices in the biotechnology industry for the activities to be conducted by it under this Agreement; provided, however, that in no event shall such insurance coverage be less than [ * ] per claim and annual aggregate prior to the date of first administration of any Compound or Product to humans by GSK or any Dynavax Product to humans by Dynavax hereunder, and further provided that such coverage is increased to at least [ * ] at least [ * ] before Dynavax or its Affiliate or Sublicensee initiates the First Commercial Sale of any Dynavax Product hereunder.  Dynavax shall furnish to GSK evidence of such insurance upon request.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.4.2 GSK’s Insurance Obligations.  GSK hereby represents and warrants to Dynavax that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for large pharmaceutical companies in the pharmaceutical industry for the activities to be conducted by it under this Agreement. GSK shall furnish to Dynavax evidence of such self-insurance upon request.

11.5 LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 9 OR FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 11 OR AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER DYNAVAX NOR GSK, NOR ANY OF THEIR AFFILIATES OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

ARTICLE 12

TERM AND TERMINATION

12.1 Term; Expiration. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 12, shall expire as follows:

12.1.1 On a Product-by-Product and country-by-country basis, on the date of the expiration of all payment obligations under this Agreement with respect to such Product in such country;

12.1.2 In its entirety upon the expiration of all payment obligations under this Agreement with respect to the last Product in all countries in the Territory; and

12.1.3 On a Program-by-Program basis when no Compound or Product is being Researched, Developed or commercialized by either Party hereunder with Commercially Reasonable Efforts pursuant to a given Dynavax Program or GSK Development Program or Dynavax Development Program, [ * ].

The period from the Effective Date until the date of expiration of this Agreement in its entirety, or as the case may be, until the date of the expiration of this Agreement in part with respect to a given Product or Program, may be referred to herein as the “Term.”

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.2 Termination for Cause.

12.2.1 Termination for Material Breach.  Either Party (the “Non-breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement, either on a Program-by-Program basis or in its entirety, as may be appropriate to protect the interest of the Non-breaching Party arising from such alleged breach, in the event the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder either with respect to a particular Program or the Agreement as a whole, and such default shall have continued for [ * ] after written notice thereof was provided to the Breaching Party by the Non-breaching Party, such notice describing with particularity and in detail the alleged material breach.  Subject to Section 12.2.2, any such termination of the Agreement under this Section 12.2 shall become effective at the end of such [ * ] period, unless the Breaching Party has cured any such breach or default prior to the expiration of such [ * ] period, or if such breach is not susceptible to cure within such [ * ] period even with the use of Commercially Reasonable Efforts, the Non-Breaching Party’s right to termination shall be suspended only if and for so long as the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure, such plan is acceptable to the Non-Breaching Party (or to the arbitrators, in the event of arbitration pursuant to Section 13.1), and the Breaching Party commits to and does carry out such plan.  The right of either Party to terminate this Agreement, or a portion of this Agreement, as provided in this Section 12.2 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default.

12.2.2 Disagreement.  If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party that seeks to dispute that there has been a material breach may contest the allegation in accordance with Section 13.1.  The cure period for any allegation made in good faith as to a material breach under this Agreement will run from the date that written notice was first provided to the Breaching Party by the Non-breaching Party, but shall be suspended pursuant to Section 13.2.

12.3 GSK Unilateral Termination Rights.  GSK shall have the right, at its sole discretion and without any penalty or liability, exercisable at any time during the Term, to terminate this Agreement either in its entirety or on a Program-by-Program basis, for any reason or for no reason at all, upon (a) [ * ] prior written notice to Dynavax if such notice is given [ * ], or (b) [ * ] prior written notice to Dynavax if such notice is given [ * ], in each case subject to the obligations set forth in Section 12.5.2.

12.4 Termination for Insolvency.

12.4.1 Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party proposes a written agreement of composition or extension of substantially all of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed [ * ] Calendar Days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.4.2 All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.  Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

12.5 Effect of Termination or Expiration.

12.5.1 Upon Expiration. Following the expiration of the Term pursuant to Section 12.1, the following terms shall apply:

(a) Subject to the terms and conditions of this Agreement, following expiration of the Term with respect to a GSK Product in a country pursuant to Section 12.1.1, GSK shall have an exclusive, fully-paid and royalty-free right and license, with the right to grant sublicenses, under the Exclusively Licensed IP, to continue to make, have made, use, sell, offer to sell and import such GSK Product in the Field in such country, for so long as it continues to do so.

(b) Subject to the terms and conditions of this Agreement, following expiration of the Term with respect to a Dynavax Product in a country pursuant to Section 12.1.1, Dynavax shall have an exclusive, fully-paid and royalty-free right and license, with the right to grant sublicenses, under the GSK Development IP and GSK’s interest in the Collaboration IP, solely to continue to make, have made, use, sell, offer to sell and import such Dynavax Product in the Field in such country, for so long as it continues to do so.

(c) Subject to the terms and conditions of this Agreement, following expiration of the Term with respect to this Agreement in its entirety pursuant to Section 12.1.2, GSK shall have an exclusive, fully-paid and royalty-free right and license, with the right to grant sublicenses, under the Exclusively Licensed IP, to continue to make, have made, use, sell, offer to sell and import GSK Products in the Field in the Territory, for so long as it continues to do so.

(d) Subject to the terms and conditions of this Agreement, following expiration of the Term with respect to this Agreement in its entirety pursuant to Section 12.1.2, Dynavax shall have an exclusive, fully-paid and royalty-free right and license, with the right to grant sublicenses, under the GSK Development IP and GSK’s interest in the Collaboration IP, solely to continue to make, have made, use, sell, offer to sell and import Dynavax Products in the Field in the Territory, for so long as it continues to do so.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.5.2 Upon Unilateral Termination by GSK.  In the event of a unilateral termination of this Agreement in its entirety or any Program by GSK pursuant to Section 12.3, the following terms shall apply:

(a) Notwithstanding anything contained herein to the contrary, all licenses granted to GSK with respect to Compounds and GSK Products in the terminated Program (or, in the case of termination of the entire Agreement, all Compounds and GSK Products) shall terminate, each such GSK Product shall be deemed to be a Dynavax Product, and the terms and conditions of Sections 5.3, 6.5 and 6.6 shall apply with respect to such Dynavax Products;

(b) as of the date of notice of such termination, GSK shall not be required to use Commercially Reasonable Efforts to progress any GSK Products in the terminated Program(s) under this Agreement, and as of the effective date of such termination, GSK will cease any and all Development and commercialization activities with respect to Compounds included in a terminated Program (or in the case of termination of the entire Agreement, all Programs); provided, however, that nothing in this Section 12.5.2 is intended to limit GSK’s obligations under Section 12.5.5;

(c) All unexercised Options with respect to the terminated Program(s) as of the date that Dynavax receives such notice from GSK shall be cancelled and of no force and effect;

(d) With respect to any Compound in a terminated Program (or in the case of termination of the entire Agreement, all Programs), GSK shall grant, and hereby grants, to Dynavax an exclusive right and license, with the right to grant sublicenses, under GSK’s (including its Affiliate’s and Sublicensee’s) interest in any Collaboration IP and GSK Development IP [ * ], solely to Develop, make, have made, use, sell, offer to sell and import such Compound as a Dynavax Product in the Field in the Territory, for so long as it continues to do so, subject to the royalty obligations set forth in Sections 6.5 and 6.6; and

(e) In the event of termination of the Agreement in its entirety or on a Program-by-Program basis pursuant to Section 12.3, all of Dynavax’s and GSK’s respective [ * ] with respect to TLRs in the terminated Program(s) shall immediately terminate and no longer be of any force or effect.

12.5.3 Upon Termination by GSK for Cause or Dynavax’s Insolvency.  In the event of a termination of this Agreement in its entirety or any Program by GSK pursuant to Section 12.2.1 for a material breach by Dynavax, or the entire Agreement pursuant to Section 12.4:

(a) All Options with respect to the terminated Programs (or in the case of termination of the entire Agreement, all Options) that are unexercised as of the effective date of termination shall be cancelled and of no force and effect;

(b) For each terminated Program for which GSK has not exercised the Option, [ * ].  GSK will [ * ], and (ii) all [ * ] shall not apply.  Notwithstanding the above, in no event shall [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c) In the case of termination by GSK of a Program for an uncured material breach or insolvency of Dynavax that occurred after the exercise by GSK of its Option with respect to such Program or a termination by GSK of the entire Agreement, in each case pursuant to Section 12.2.1 or Section 12.4, GSK shall retain any license granted in Section 4.2.1 with respect to the Compounds in each terminated Program for which GSK has already exercised its Option, provided that GSK continues to comply with all [ * ] with respect to such GSK Products, except that [ * ].

(d) In the event of termination of the Agreement in its entirety or on a Program-by-Program basis by GSK pursuant to Section 12.2.1, all of GSK’s exclusivity obligations under Article 7 with respect to the TLRs in the terminated Program(s) shall [ * ], but the exclusivity obligations of Dynavax under Article 7 shall continue in full force and effect as follows: (i) [ * ] Dynavax’s obligations shall continue in accordance with the terms of Article 7, and (ii) [ * ] Dynavax’s obligations under Article 7 shall [ * ], and (iii) [ * ] Dynavax’s obligations under Article 7 shall [ * ].

(e) GSK shall no longer have any obligations with respect to diligence or to use Commercially Reasonable Efforts with respect to (i) any Compounds or GSK Products resulting from any Dynavax Program or GSK Development Program that was terminated by GSK pursuant to Section 12.2.1, or (ii) all Compounds and GSK Products if the entire Agreement was terminated pursuant to Section 12.2.1.

(f) Notwithstanding the foregoing, to the extent that termination by GSK of this Agreement for insolvency of Dynavax does not, as a result of the outcome of bankruptcy or insolvency proceedings, result in GSK having the right to exercise its rights pursuant to the foregoing Section 12.5.3(b) or (c), then GSK shall also have the remedy set forth in Section [ * ] shall have occurred.

12.5.4 Upon Termination by Dynavax for Cause or GSK’s Insolvency.  In the event that Dynavax terminates a Program or this Agreement pursuant to Section 12.2.1 or the entire Agreement pursuant to Section 12.4:

(a) All Options with respect to the terminated Programs (or in the case of termination of the entire Agreement, all Options) that are unexercised as of the effective date of termination shall be cancelled and of no force and effect.  For clarity, GSK shall not be permitted to exercise any Option after receiving notice of Dynavax’s termination under Section 12.2.1 without Dynavax’s prior written consent, unless and until Dynavax agrees, or it is determined pursuant to the process set forth under Section 13.1 or Section 13.2, that GSK has cured the applicable breach in a timely manner or GSK has not been in material breach or GSK has been in breach but the matter has been resolved in favor of allowing GSK to exercise its Option;

(b) With respect to any Compound in a terminated Program (or in the case of termination of the entire Agreement, any Program), at Dynavax’s option, GSK will grant, and hereby grants, to Dynavax an exclusive right and license, with the right to grant sublicenses, under GSK’s (including its Affiliate’s and Sublicensee’s) interest in any Collaboration IP and any GSK Development IP [ * ], solely to Develop, make, have made, use, sell, offer to sell and import such Compounds as Dynavax

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Products in the Field in the Territory, for so long as it continues to do so, subject to the royalty obligations as set forth in Sections 6.5 and 6.6; and

(c) In the event of termination by Dynavax of the Agreement in its entirety or on a Program-by-Program basis, the respective [ * ] of Dynavax and GSK under Article [ * ] shall continue in full force and effect for [ * ].

12.5.5 Obligations of GSK with Respect to Compounds in Dynavax Products.  Upon termination of a Program or this Agreement by Dynavax pursuant to Section [ * ] or the termination of the entire Agreement by Dynavax pursuant to Section [ * ], or termination of a Program or this Agreement by GSK pursuant to Section [ * ]:

(a) GSK shall complete any ongoing trials of GSK Products with regard to [ * ]; provided, however, that if Dynavax terminates this Agreement pursuant to Section [ * ], Dynavax may instead elect to have GSK (i) transition oversight of such ongoing trials to Dynavax as soon as reasonably practicable and (ii) [ * ] associated with Dynavax completing such trials with regard to [ * ].  Notwithstanding the foregoing, GSK may prematurely suspend or terminate any such trial if (A) a priori protocol defined stopping rules are met for safety or efficacy or (B) unacceptable safety signals are observed by GSK or the Data and Safety Monitoring Board with respect to the Product or related Compound that present an unacceptable risk to patients participating in such trials;

(b) GSK shall promptly return to Dynavax, [ * ], all Information and materials transferred by Dynavax to GSK with respect to each such Compound and shall transfer stocks of Product [ * ] to Dynavax;

(c) GSK shall transfer to Dynavax, at Dynavax’s request, any and all data and Information pertaining directly and solely to the applicable Compounds that are necessary for the continued Development and commercialization of such Compounds in its possession and other related materials, including without limitation copies of all clinical study data and results, and all other Information and the like developed by or for the benefit of GSK relating to such Compounds and other documents to the extent directly and solely relating to such Compounds that are necessary in the continued Development and commercialization of such Compounds as Dynavax Products (including without limitation material documents and agreements relating to the sourcing, manufacture, promotion, distribution, sale or use of a Product) throughout the Territory; and

(d) GSK shall wherever practical assign (and where not practical shall permit use of the same) to Dynavax any and all regulatory filings relating to such Compounds, including, without limitation, any NDAs.

12.6 Accrued Rights; Surviving Provisions of the Agreement.

12.6.1 Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including the payment obligations under Article 6 hereof and any and all damages

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or remedies arising from any breach hereunder.  Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

12.6.2 The provisions of Articles 9, 11 and 13 and Sections 2.10, 4.2 (in accordance with Section 12.5, as applicable), 5.3 (in accordance with Section 12.5, as applicable), 6.10, 8.1, 10.4, 12.5 and 12.6 as well as any applicable definitions in Article 1, shall survive the termination or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely.  Article 9 shall survive for a period of [ * ].

ARTICLE 13

miscellaneous

13.1 Dispute Resolution.  Unless otherwise expressly provided in Section 3.1.4 as not being subject to further review under Section 13.1, in the event of a dispute arising under this Agreement between the Parties, either Party shall have the right to refer such dispute to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute.  If the Parties are unable to resolve a given dispute pursuant to this Section 13.1 within [ * ] days of referring such dispute to the Executive Officers, either Party may have the given dispute settled by binding arbitration pursuant to Section 13.2.

13.2 Arbitration Request.  If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution.  From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which Party must cure a breach of this Agreement becomes suspended as to any breach that is the subject matter of the dispute.

13.2.1 Additional Issues.  Within [ * ] Business Days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

13.2.2 No Arbitration of Patent Issues.  Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patents covering the manufacture, use, importation, offer for sale or sale of Products shall be submitted to a court of competent jurisdiction in the country in which such patent rights were granted or arose.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.2.3 Arbitration Procedure.  Any arbitration pursuant to this Article 13 will be held in the continental United States at a location to be agreed by the Parties and under the rules of the American Arbitration Association (“AAA”).  The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any inconsistent state laws.  The Parties shall mutually agree the rules to govern discovery and the rules of evidence for the arbitration.  In the event the parties fail to agree promptly to such rules, The United States Federal Rules of Civil Procedure will govern discovery and the rules of evidence for the arbitration.  The arbitration will be conducted by three (3) arbitrators who are knowledgeable in the subject matter at issue in the dispute.  The Parties will attempt to select three (3) arbitrators that are each acceptable to both Parties.  In the event the Parties fail to agree promptly on three mutually-acceptable arbitrators, one (1) arbitrator will be selected by Dynavax, one (1) arbitrator will be selected by GSK, and the third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the Parties.  The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings.  The arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The arbitrators shall be limited in the scope of their authority to resolving only the specific matter which the Parties have referred to arbitration for resolution and shall not have authority to render any decision or award on any other issues.  The arbitrators shall be authorized to award compensatory damages, but shall not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify or materially change this Agreement.  The arbitrators also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance.  The award of the arbitrators shall be the sole and exclusive remedy of the Parties, except for those remedies that are set forth in this Agreement or which apply to a Party by operation of the applicable provisions of this Agreement, and the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrators, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrators.  Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators.  Notwithstanding anything contained in this Section 13.2 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to seek to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief.

13.2.4 Costs.  Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses).

13.2.5 Preliminary Injunctions.  Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisions basis, pending the decision of the arbitrators on the ultimate merits of any dispute.

13.2.6 Confidentiality.  All proceedings and decisions of the arbitrators shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 9.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.3 Governing Law.  This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to conflicts of laws principles.

13.4 Assignment.  Either Party may assign this Agreement to any Affiliate of such Party without the consent of the other Party; provided, that such Party provides the other Party with written notice of such assignment and remains fully liable for the performance of such Party’s obligations hereunder by such Affiliate.  Further, each Party may assign this Agreement without the consent of the other Party to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets to which this Agreement relates; provided, that such Party provides the other Party with written notice of such assignment; provided further, that if such assignment involves a transaction in which Dynavax: (a) merges or consolidates with any other entity (other than a wholly-owned subsidiary of Dynavax); or (b) effects any other transaction or series of transactions, such that the stockholders of Dynavax immediately prior thereto, in the aggregate, no longer own, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of the surviving entity following the closing of such merger, consolidation, other transaction or series of transactions (a “Change of Control Event”), then Dynavax will notify GSK prior to the closing of such Change of Control Event, and [ * ].  The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties.  Any purported assignment in violation of this Section 13.4 shall be null and void.

13.5 Performance Warranty.  Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in this, Agreement by its Affiliate(s) and Sublicensees.

13.6 Force Majeure.  No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying.  For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers.  In such event Dynavax or GSK, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue.  The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time Dynavax and GSK shall promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement.  To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

13.7 Notices.  Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If to Dynavax, addressed to:	Dynavax Technologies Corporation
2929 Seventh Street, Suite 100
Berkeley, CA 94710
Attention: Chief Executive Officer
Telephone: (510) 665-4601
Facsimile: (510) 848-1376

with a copy to:	Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Glen Y. Sato, Esq.
Telephone: (650) 843-5502
Facsimile: (650) 849-7400

If to GSK, addressed to:	Attention: Business Development
GlaxoSmithKline
Greenford Road
Greenford
Middlesex
UB6 0HE, United Kingdom
[ * ]

with a copy to:	Attention: Vice President and Associate General Counsel,
R&D Legal Operations
GlaxoSmithKline
2301 Renaissance Boulevard
Mail Code RN0220
King of Prussia, PA 19406
[ * ]

or to such other address for such Party as it shall have specified by like notice to the other Parties, provided that notices of a change of address shall be effective only upon receipt thereof.  If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given.  If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service.  If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

13.8 Export Clause.  Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin.  Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other party in any form without the appropriate United States and foreign government licenses.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.9 Waiver.  Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

13.10 Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible.  Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.11 Entire Agreement.  This Agreement, together with the Schedules and Exhibits hereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

13.12 Independent Contractors.  Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties.  Each Party is an independent contractor.  Neither Party shall assume, either directly or indirectly, any liability of or for the other Party.  Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

13.13 Headings; Interpretation.  Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.  Further, in this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable.

13.14 Books and Records.  Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with U.S. generally accepted accounting principles in the case of Dynavax, and shall be maintained in accordance with International Financial Reporting Standards (IFRS) in the case of GSK, consistently applied, except that the same need not be audited.

13.15 Further Actions.  Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.16 Parties in Interest.  All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors, heirs, administrators and permitted assigns.

13.17 Construction of Agreement.  The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise.  Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

13.18 Supremacy.  In the event of any express conflict or inconsistency between this Agreement and a Development Plan or any Schedule or Exhibit hereto, the terms of this Agreement shall control.  The Parties understand and agree that the Schedules and Exhibits hereto are not intended to be the final and complete embodiment of any terms or provisions of this Agreement, and are to be updated from time to time during the Term, as appropriate and in accordance with the provisions of this Agreement.

13.19 Counterparts.  This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers.  Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

* - * - * - *

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Dynavax Technologies Corporation

By:	/s/ Dino Dina
Name:	Dino Dina, M.D.
Title:	President and CEO

Glaxo Group Limited

By:	/s/ Paul Williamson
Name:	Paul Williamson
Title:	For and on behalf of Edinburgh
Pharmaceutical Industries Limited
Corporate Director

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B

•	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C

•	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT D

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT E

[ * ] Criteria

Dose Ranging – Safety and [ * ].
It is expected that the [ * ] would be i) in healthy volunteers undergoing immunological challenge relevant to the mechanism or ii)  in patients with gain in function/activation of the relevant pathway, where a short term intervention is anticipated to be able to demonstrate efficacy on the mechanism.

Maximum anticipated duration of treatment – 2-4 weeks,

Maximum anticipated subjects – placebo, and 3 dose group

4 x 10-15 subjects = 40-60 subjects.

Depending on the mechanism and disease [ * ] could be within FTIH study (including FTIH being in patients) or could follow a separate FTIH study

Evidence for Proof of Mechanistic Effect

Quantitative measurements of multiple immunological parameters will be taken from treated subjects for example, cytokine/chemokine profiles, leukocyte CD antigens and genome-wide gene expression profiling, impact on signaling pathways and if appropriate on tissue pathology. Assays will be performed to determine extent of target binding. Criteria for positive [ * ] would be based on evidence of pharmacology, PK/PD relationship and resulting relevant  mechanistic efficacy, with supportive trends in clinical markers if the study is within a patient population.

The desired goal is to achieve an early proof of pharmacological and mechanistic activity to develop PD markers, PK/PD modeling, and safety information,  that will allow informed decision-making on progression of the asset and selection of smaller numbers of  dose groups for the larger Phase IIb PoC trial, thus enabling that study to be up to 25% smaller]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT F

Press Release

GlaxoSmithKline and Dynavax Announce Worldwide Strategic Alliance

-- Developing First-in-Class Endosomal TLR Inhibitors for

Autoimmune and Inflammatory Diseases --

London, United Kingdom, Philadelphia, PA, and Berkeley, CA – December 16, 2008 – GlaxoSmithKline (LSE and NYSE: GSK) and Dynavax Technologies Corporation (NASDAQ: DVAX) today announced a worldwide strategic alliance to discover, develop and commercialize novel inhibitors of endosomal Toll-like Receptors (TLRs) for the treatment of immuno-inflammatory diseases.  TLRs are key receptors of the innate immune system that can induce strong inflammatory responses.

Under the terms of the alliance, Dynavax will receive an initial payment of $10 million for which GSK will receive an exclusive option over four programs targeting autoimmune and inflammatory diseases such as lupus, psoriasis, and rheumatoid arthritis.

“Our alliance with GSK provides an opportunity to create an entirely new product franchise for Dynavax,” commented Dino Dina, M.D., President and Chief Executive Officer of Dynavax.  “Our TLR inhibitors have the potential to create significant value for our newest collaborator GSK as well as for our stockholders.  Alliances with major pharmaceutical companies have enabled Dynavax to establish a diverse pipeline of innovative products, while contributing valuable cash for our programs.”

Dynavax is to conduct research and early clinical development in up to four programs and is eligible to receive future potential development and commercialization milestones totaling approximately $200 million per program.  GSK can exercise its exclusive option to license each program upon achievement of proof-of-concept or earlier upon certain circumstances.  After exercising its option, GSK will carry out further development and commercialization of these products.  Dynavax will receive tiered, up to double-digit royalties on sales and has retained an option to co-develop and co-promote one specified product.

Dynavax has pioneered a new approach to treating autoimmune and inflammatory diseases with its first-in-class oligonucleotide-based endosomal TLR inhibitors, called immunoregulatory sequences (IRS).  Dynavax’s lead inhibitor drug candidate, DV1079, is a bifunctional inhibitor of TLR7 and TLR9, and is expected to enter clinical development in the fourth quarter of 2009.

“We are committed to using our expertise, in collaboration with Dynavax, to research and develop new therapeutics that can improve the lives of patients with conditions like systemic lupus erythematosus, psoriasis and rheumatoid arthritis,” commented Jose Carlos Gutierrez-Ramos, Ph.D., Senior Vice President and Head of

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Immuno-Inflammation Centre of Excellence for Drug Discovery at GSK.  “Dynavax is a recognized pioneer in the scientific community for its innovation of endosomal TLR inhibitors which prevent immune signaling in autoimmune and inflammatory diseases.”

Dynavax Conference Call

Dynavax will webcast a conference call today at 9:00 a.m. ET (6:00 a.m. PT) to discuss this alliance. The live and archived webcast can be accessed by visiting the investor relations section of the Company's Web site at http://investors.dynavax.com/events.cfm.

About TLR Inhibitors

Dynavax’s endosomal TLR inhibitors are a novel class of oligonucleotides, called immunoregulatory sequences (IRS), that specifically inhibit the TLR-induced inflammatory response associated with autoimmune and inflammatory diseases.  Preclinical data from animal model studies show Dynavax’s TLR inhibitors block IFN-alpha and also reduce symptoms in multiple autoimmune diseases models, such as lupus, inflammatory skin disorders, and rheumatoid arthritis.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops a diversified, well-funded pipeline of novel Toll-like Receptor (TLR) product candidates.  Based on Dynavax’s proprietary technology platform, these products specifically modify the innate immune response to infectious, respiratory, autoimmune, and inflammatory diseases.   Dynavax’s product programs are supported by global partnerships with leading pharmaceutical companies such as Merck & Co., Inc., GlaxoSmithKline, and AstraZeneca AB, as well as funding from Symphony Dynamo, Inc. and the National Institutes of Health. For more information visit www.dynavax.com.

Dynavax Forward-Looking Statement

This press release contains “forward-looking statements,” including statements related to the potential value of payments that may be received under our collaboration with GSK, the anticipated development of our inhibitors of endosomal TLRs, the future responsibilities of the parties under the collaboration agreement and Dynavax’s ability to perform under the terms of the collaboration agreement. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including difficulties or delays in discovery or development, initiation and completion of preclinical or clinical studies, the results of those studies and the impact of those results on the initiation and completion of subsequent studies and issues arising in the regulatory process; achieving our GSK collaborative agreement objectives; our ability to obtain additional financing to support our operations; and other risks detailed in the ”Risk Factors” section of our Quarterly Report on Form 10-Q. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

About GlaxoSmithKline

GlaxoSmithKline - one of the world’s leading research-based pharmaceutical and healthcare companies – is committed to improving the quality of human life by enabling people to do more, feel better and live longer.  For company information, visit GlaxoSmithKline at www.gsk.com.

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

GlaxoSmithKline Forward-Looking Statement

Under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, GSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect GSK' s operations are described under ’Risk Factors’ in the ‘Business Review’ in the company's Annual Report on Form 20-F for 2007.

Dynavax Contacts:

Michael Ostrach
VP and Chief Business Officer
1-510-665-7257
mostrach@dynavax.com

Amy Figueroa
Investor Relations and Corporate Communications
1-510-665-7211
afigueroa@dynavax.com

GSK Contacts:

GSK UK Media enquiries:	Philip Thomson	(020) 8047 5502
	Stephen Rae	(020) 8047 5502
	Alice Hunt	(020) 8047 5502
	Gwenan White	(020) 8047 5502

GSK US Media enquiries:	Nancy Pekarek	(215) 751 7709
	Mary Anne Rhyne	(919) 483 2839
	Sarah Alspach	(215) 751 7709

GSK European Analyst/ Investor enquiries:	David Mawdsley	(020) 8047 5564
	Sally Ferguson	(020) 8047 5543
	Gary Davies	(020) 8047 5503

GSK US Analyst/ Investor enquiries:	Tom Curry	(215) 751 5419

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[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT G

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 7.2

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 8.6

Agreements Granting Third Parties Rights to Prosecute and Maintain Dynavax Compound Patents

Research Collaboration and License Agreement, dated as of September 1, 2006, by and between AstraZeneca AB and Dynavax, as amended from time to time.

Novated and Restated Technology License Agreement, dated as of April 18, 2006, by and among Dynavax, Symphony Dynamo, Inc. and Symphony Holdings LLC, as amended from time to time

[ * ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 10.2

Rights Granted to Third Parties Under Dynavax Compound IP

Research Collaboration and License Agreement, dated as of September 1, 2006, by and between AstraZeneca AB and Dynavax, as amended from time to time.

Novated and Restated Technology License Agreement, dated as of April 18, 2006, by and among Dynavax, Symphony Dynamo, Inc. and Symphony Holdings LLC, as amended from time to time

[ ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.